Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

among

ALPHATEC SPINE, INC.

and

INTEGRITY IMPLANTS INC.

and

FUSION ROBOTICS, LLC

and

THE KEY STOCKHOLDERS OF INTEGRITY

IDENTIFIED ON APPENDIX 1(a)

dated as of

April 19, 2023

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS AND TERMS		1

1.1	Certain Definitions	1

1.2	Other Interpretational Provisions	14

ARTICLE II
PURCHASE AND SALE OF THE BUSINESS		15

2.1	Purchase and Sale of Assets	15

2.2	Excluded Assets	15

2.3	Assumption of Liabilities	16

2.4	Excluded Liabilities	16

2.5	Purchase Price; Payment	16

2.6	Closing	16

2.7	Deliveries by Buyer	16

2.8	Deliveries by Sellers	17

2.9	Nonassessability of Assets	18

2.10	Affiliate Acquisitions	19

2.11	Allocation of Purchase Price	19

2.12	Withholding	19

2.13	Escrow	19

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS		20

3.1	Organization and Qualification	20

3.2	Organizational Documents; Records	20

3.3	Authorization	20

3.4	No Violations; Consents	21

3.5	Subsidiaries; Investments	21

3.6	Financial Statements	22

3.7	Absence of Changes	22

3.8	Title to Transferred Assets; Condition and Sufficiency	23

3.9	Leases; Leased Real Property	23

3.10	Intellectual Property	24

3.11	Contracts	28

3.12	Compliance with Laws; Governmental Authorizations	30

3.13	Certain Business Practices	30

3.14	Taxes	31

3.15	Employee and Labor Matters; Benefit Plans	31

3.16	Environmental Matters	33

3.17	Insurance	34

3.18	Related Party Transactions	34

3.19	Proceedings; Orders	34

3.20	Warranties	35

3.21	Product Liability; Recalls	35

3.22	Customers and Suppliers	35

3.23	Export Control Laws	35

3.24	Government Contracts	36

3.25	Solvency; Fraudulent Conveyance	36

3.26	Financial Advisor	36

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE KEY STOCKHOLDERS		36

4.1	Power and Capacity	36

4.2	No Conflicts or Consents	37

4.3	Due Organization, Etc	37

4.4	Litigation and Claims	37

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER		37

5.1	Due Organization	37

5.2	Authorization	37

5.3	No Violations; Consents	38

5.4	Financial Advisor	38

5.5	Litigation and Claims	38

ARTICLE VI
COVENANTS		38

6.1	Tax Matters	38

6.2	Employee Matters	39

6.3	Non-Solicitation/Non-Competition	40

6.4	Further Assurances	41

6.5	Confidentiality	41

6.6	Intellectual Property Non-Assertion	42

6.7	Assistance in Proceedings	42

6.8	Customer and Other Business Relationships	42

6.9	Transition Assistance	42

6.10	Release of Encumbrances	42

6.11	Continuing Obligations	43

ARTICLE VII
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES		43

7.1	Survival of Representations; Sole Remedy	43

7.2	Indemnification of Buyer Indemnitees	44

7.3	Indemnification of Seller Indemnitees	44

7.4	Certain Limitations	45

7.5	No Contribution	45

7.6	Defense of Third Party Claims	46

7.7	Indemnification Claims	47

ARTICLE VIII
MISCELLANEOUS		50

8.1	Notices	50

8.2	Amendment; Waiver; Remedies Cumulative	51

8.3	Equitable Remedies	51

8.4	Specific Performance	51

8.5	No Assignment or Benefit to Third Parties	51

8.6	Further Assurances	51

8.7	Fees and Expenses	52

8.8	Entire Agreement	52

8.9	Fulfillment of Obligations	52

8.10	Public Disclosure	52

8.11	Governing Law; Venue	52

8.12	WAIVER OF JURY TRIAL	52

8.13	Time of Essence	53

8.14	Counterparts	53

8.15	Headings	53

8.16	No Construction Against Drafter	53

8.17	Severability	53

8.18	Disclosure Schedules	53

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 19, 2023, is entered into by and among Alphatec Spine, Inc., a California corporation (“Buyer”), Integrity Implants Inc., a Delaware corporation (“Integrity”), and Fusion Robotics, LLC, a Delaware limited liability company (“Fusion” and, together with Integrity, collectively, “Sellers”), and the stockholders of Sellers identified on Appendix 1.1(a) (collectively, the “Key Stockholders”).

RECITALS

WHEREAS, Sellers are engaged in the business of designing, developing, improving, marketing, selling, and maintaining navigated robotic targeting and guidance systems for use in spine surgery (the “Business”); and

WHEREAS, Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Sellers, the Transferred Assets and Assumed Liabilities of the Business, as more particularly set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing, in the case of (a), (b) and (c), that are Related to the Business.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Affiliate Transferred Assets” has the meaning set forth in Section 2.8.

“Agreed Amount” has the meaning set forth in Section 7.7(b).

“Allocation Schedule” has the meaning set forth in Section 2.11.

“Anti-Corruption Laws” mean Laws relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the business and dealings of either Seller and their Subsidiaries and their controlled Affiliates, including, without limitation, Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Entity, commercial Entity, or any other Person to obtain an improper business advantage, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means Laws relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, which apply to the business and dealings of either Seller and its Subsidiaries and their controlled Affiliates, including, without limitation, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related Laws of other jurisdictions where either Seller conducts business or owns assets, as any related or similar Laws issued, administered or enforced by any Government Entity.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(b).

“Assumed Liabilities” means (a) all Liabilities of Sellers set forth on Appendix 1.1(b), (b) any product warranty Liabilities of Sellers incurred in the Ordinary Course of Business pursuant to Sellers’ written warranty policies in effect as of the Closing Date and set forth on Appendix 1.1(b), product return Liabilities of Sellers incurred in the Ordinary Course of Business pursuant to Sellers’ product return policies in effect as of the Closing Date and set forth on Appendix 1.1(b) and customer service Liabilities of the Business incurred after the Closing Date, in each case related to or that arise out of products of the Business sold on or prior to the Closing Date by Sellers and (c) all Liabilities of Sellers that Buyer has expressly assumed or agreed to assume under this Agreement (and the Escrow Agreement).

“Authorizations” means Governmental Authorizations and Non-Governmental Authorizations.

“Award Amount” has the meaning set forth in Section 7.7(f).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.3.

“Basket” has the meaning set forth in Section 7.4(a).

“Benefit Plans” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe or welfare benefits or other employee benefits or employee remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed by either Seller or any of Sellers’ Affiliates for the benefit of any Business Employee, or with respect to which either Seller or any of Sellers’ Affiliates has or may reasonably be expected to have any Liability or obligation; provided, however, that a Seller Employee Agreement shall not be considered a “Benefit Plan.”

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Transaction or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Business Data” means all files, reports, plans, records, manuals and other materials, including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records (in any form or medium) of, or maintained for, the Business, the Transferred Assets and/or the Assumed Liabilities, but excluding any such items to the extent (a) they are included in or primarily related to any Excluded Assets, Excluded Liabilities, corporate, financial or Tax records of Sellers, or (b) any Law prohibits their transfer.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in San Diego, California are authorized or obligated by Law or executive order to close.

“Business Employee” means each current or former employee, consultant, independent contractor or director of either Seller who performs services Related to the Business (including any such Business Employee who is on a leave of absence); provided that, nothing in this definition is intended to create an employer-employee relationship with any consultant or independent contractor where such a relationship does not otherwise exist.

“Business IP” means all Intellectual Property and Intellectual Property Rights Related to the Business in which either Seller has (or purports to have) an ownership interest or an exclusive license or similar exclusive right, including the Business Software and Business Websites.

“Business IP Contract” means any Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Business IP or that otherwise relates primarily to any Business IP developed by, with or for either Seller, including any source code escrow agreement.

“Business Product” means any Business Software or other product that is currently being or at any time has been developed, manufactured, marketed, distributed, licensed, sold or made available (as part of a service bureau, time-sharing, application service provider or similar arrangement or otherwise) by Sellers that is Related to the Business.

“Business Proprietary Information” has the meaning set forth in Section 3.10(l).

“Business Software” means any and all computer software and code, whether in source code, object code, or executable code format (including software development tools and software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing, owned, developed (or currently being developed), marketed, distributed, licensed or sold by Sellers at any time (other than non-customized third-party software that is not incorporated into any Business Product) that is Related to the Business.

“Business Websites” means all websites owned, operated or hosted by either Seller through which either Seller conducts the Business, and the underlying platforms for such websites, provided in each case that the same is solely Related to the Business.

“Buyer Claim” has the meaning set forth in Section 7.7(a).

“Buyer Indemnitees” means the following Persons: (a) Buyer; (b) Parent; (c) Buyer’s current and future Affiliates; (d) the respective Representatives of the Persons referred to in clauses “(a)”, “(b)”, and “(c)” above; and (e) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)”, and “(c)” above.

“Cap” means $10,000,000.

“Claimed Amount” has the meaning set forth in Section 7.7(a).

“Closing” means the closing of the asset sale that is the subject of this Agreement.

“Closing Cash Amount” means the Purchase Price minus the Escrow Amount minus the Prepayment Amount.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 6.3(b).

“Confidential Information” has the meaning set forth in Section 6.5.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement dated November 17, 2022 between Buyer and Integrity, as amended pursuant to the terms thereof.

“Contested Amount” has the meaning set forth in Section 7.7(b).

“Contracts” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, Benefit Plan or legally binding commitment, arrangement or undertaking of any nature.

“Controlling Party” has the meaning set forth in Section 7.6(d).

“Cowen” means TD Cowen.

“Disclosure Schedules” has the meaning set forth in ARTICLE III.

“Dispute Period” has the meaning set forth in Section 7.7(b).

“Effective Time” means 11:59 P.M. Eastern Time on the Closing Date.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End User License” means an end user license or similar agreement pursuant to which a Person is granted by Sellers or any its Subsidiaries, as applicable, in the Ordinary Course of Business (either expressly or by implication) a license to, or right to access as a service, one or more applicable Business Products.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any Law and any Governmental Authorization relating to (a) the protection or the environment or human health and safety (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the sub-account under the Escrow Agreement into which the Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit A, dated as of the Closing Date and executed by Buyer, Integrity, Fusion, and Escrow Agent.

“Escrow Amount” means an amount equal to $2,750,000, together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Escrow Account in accordance with this Agreement and the Escrow Agreement.

“Escrow Funds” has the meaning set forth in Section 2.13(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” means all Liabilities of Sellers or any of their Affiliates that are not Assumed Liabilities, including, without limitation:

(a) any Liability of either Seller or any of its Affiliates, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, arising out of or in any way Related to the Business or other Transferred Assets, or any other business or assets of Sellers at or any time prior to the Effective Time;

(b) any Liability of either Seller or any of its Affiliates, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, arising out of or in any way related to the operation or conduct by either Seller or any of its Affiliates of any business other than the Business;

(c) any Liability of either Seller or any of its Affiliates (i) arising out of or in any way related to any actual or alleged breach of, or any actual or alleged performance or nonperformance under, any Contract (including any Transferred Contract) that began at or any time prior to the Effective Time or (ii) accruing under any Transferred Contract with respect to any period prior to the Effective Time;

(d) any Liability of either Seller or any of its Affiliates arising out of (i) any Proceeding pending or threatened as of the Effective Time or (ii) any actual or alleged violation by either Seller or any of their Affiliates of any applicable Law prior to the Effective Time;

(e) any Liability of either Seller or any of its Affiliates that in any way relates to, or that arises out of, or in any way relates to, any Excluded Asset, or that arises out of the distribution to, or ownership by, either Seller or any of its Affiliates of the Excluded Assets or associated with the realization of the benefits of any Excluded Asset;

(f) any Liability for Taxes, whether or not accrued, assessed or currently due and payable, (i) of either Seller or any of their Affiliates, (ii) relating to the operation or ownership of the Business and the Transferred Assets for any Pre-Closing Tax Period (for purposes of this clause (f), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a Straddle Period shall be apportioned according to Section 6.1(c)), or (iii) any Liability for Taxes of Sellers (or any equity holder or Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law;

(g) any Liability arising under any Benefit Plan maintained, sponsored or contributed to by either Seller or any Subsidiary of either Seller;

(h) any Liability of either Seller or any of its Affiliates that arises out of products manufactured, shipped or sold by or on behalf of either Seller or any of its Affiliates on or prior to the Effective Time (including claims of negligence, personal injury, product damage, product Liability, promotional obligations, strict liability, product recall or any other related claims (including workers’ compensation, employer’s Liability or otherwise)), whether such Liability arises out of accidents, injuries or Losses occurring on or prior to or after the Closing Date. For the avoidance of doubt, Buyer assumes Liability for any products that give rise to any claim (including claims of negligence, personal injury, product damage, product liability, promotional no obligations, product recall, or any other related claims (including workers compensation, employer’s Liability or otherwise)) to the extent that the damages claimed arose due to any actions by Buyer or its Affiliates;

(i) any Liability of either Seller or any of their Affiliates that in any way relates to, or that arises out of, the employment or service of the Business (or the termination of such employment or service) with either Seller or any of their Affiliates of any current or former Business Employee or consultant (including as a result of the Transaction); and

(j) any Liability of either Seller or any of its Affiliates to any of their respective Affiliates.

“Expiration Date” means the date that is the twelve (12) month anniversary of the Closing Date.

“Export Approvals” has the meaning set forth in Section 3.23.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act and the implementing regulations of the FDA, each as may be amended from time to time.

“GAAP” means United States generally accepted accounting principles in effect from time to time, as applied on a consistent basis.

“General Indemnity Claim” has the meaning set forth in Section 7.7(a).

“Governing Documents” means with respect to any particular Entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership or other organizational documents; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership or other organizational documents; (d) if a limited liability company, the articles of organization and operating agreement or other organizational documents; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order under which either Seller or any Affiliate of either Seller is required to provide any goods or services to any Government Entity or to any prime contractor or higher-tier subcontractor for the benefit of any Government Entity or any such prime contractor or subcontractor.

“Government Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal); or (d) the Seller-Regulatory Organization or any other self-regulatory organization (including the NASD).

“Governmental Authorizations” means any: (a) Permit, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Government Entity or pursuant to any Laws; or (b) right under any Contract with any Government Entity.

“Hazardous Substance” includes chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law.

“ICT Infrastructure” has the meaning set forth in Section 3.10(m).

“Indebtedness” with respect to any Person means, without duplication, (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the deferred purchase price of property or other assets or services, other than accounts payable and other current Liabilities incurred in the Ordinary Course of Business; (c) the face amount of all letters of credit or surety bonds issued for the account of such Person; (d) any indebtedness evidenced by notes, debentures or similar instrument; (e) any Liability related to any interest rate swap, forward contract, foreign currency hedge or other hedging or similar arrangements; (f) any declared but unpaid dividends; (g) any unfunded nonqualified retirement plan or deferred compensation Liability of Sellers; (h) any withdrawal or termination Liability of Sellers associated with any defined benefit pension plan; (i) any obligations of Sellers in respect of accrued but unpaid severance; (j) the employer portion of any Taxes arising from any of the Liabilities described in clauses (g), (h), or (i); (k) any aged expenses or payables, deferred revenue or similar amounts or accruals; (l) any obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Encumbrances issued by such Person; (m) capitalized lease obligations, except with respect to the Transferred Lease; (n) any accrued interest, fees and charges in respect of any indebtedness; (o) any bankers acceptances and overdrafts issued for the account of such

Person; (p) any interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing, and (q) any guarantees provided by Sellers in respect of the indebtedness or obligations referred to in clauses (a) through (p).

“Indemnification Claim” has the meaning set forth in Section 7.7(a).

“Indemnifying Party” means, as the context requires, Buyer or the applicable Seller.

“Indemnitees” means the Buyer Indemnitees or the Seller Indemnitees, as the context requires.

“Initial Resolution Period” has the meaning set forth in Section 7.7(f).

“Insolvent” means, with respect to any Person, that (a) the sum of the debts and other reasonably probable Liabilities of such Person exceeds the present fair value of such Person’s assets, including intercompany assets and liabilities; (b) to the Knowledge of such Person, none of its creditors or any other third party intends initiate an insolvency proceeding under applicable Laws; (c) such Person has filed, or has the current intention to file, any insolvency proceeding; or (d) such Person has communicated, or has the intention to communicate, to the competent judicial authorities or courts the initiation of negotiations to reach an anticipated proposal for creditors agreement or a refinancing agreement, or has initiated, or has the intention to initiate, any such negotiations.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, trade secrets, logos, marks (including brand names, product names, logos, and slogans, and all goodwill associated therewith), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, social media accounts, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Assignments” has the meaning set forth in Section 2.8(d).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world:(a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Inventory” means all inventory owned by Sellers and their Affiliates and Related to the Business, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by Sellers in the production of finished goods whether held at any location or facility of Sellers and of their Affiliates or in transit to Sellers or any of their Affiliates, in each case as of the Closing Date.

“IRS” means the United States Internal Revenue Service.

“iSYS License” has the meaning set forth in Section 3.10(c)(viii).

“Key Stockholders” has the meaning set forth in the Preamble.

“Knowledge” or any similar phrase means (a) with respect to Sellers, the Knowledge of the Persons listed on Appendix 1.1(c) and (b) with respect to Buyer, the Knowledge of Pat Miles and Todd Koning. An individual will be deemed to have Knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter, after exercising reasonable diligence in the performance of his or her duties, a reasonable review of the applicable books and records, and due inquiry of those employees and independent contractors, if any, who report to such individual.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government Entity.

“Leased Real Property” means the real property located at 168 Centennial Parkway, Suite 170, Louisville, Colorado 80027.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, secured or unsecured, accrued or not accrued, joint or several, due or to become due, vested or unvested, asserted or not asserted, disputed or undisputed, known or unknown, executory, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” includes any loss, damage (including consequential, indirect and special damages), injury, decline in value, lost opportunity, lost profits, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Business; (b) the value of the Transferred Assets; or (c) the ability of Sellers to consummate the Transaction on a timely basis; provided that none of the following shall be a Material Adverse Effect: (i) any change in Law or accounting standard or interpretations thereof applicable to the Business; (ii) any change in economic or business conditions or industry-wide or financial market conditions generally; and (iii) any action required by this Agreement; provided, further, however that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business or the value of the Transferred Assets compared to other participants in the industries in which the Business operates.

“Material Contract” has the meaning set forth in Section 3.11(a).

“National Priorities List” has the meaning set forth in Section 3.16.

“Non-Controlling Party” has the meaning set forth in Section 7.6(d).

“Non-Governmental Authorizations” means all Permits and other authorizations, consents, waivers, and approvals other than Governmental Authorizations.

“Notice of Indemnification Claim” has the meaning set forth in Section 7.7(a).

“Open Source Software” means any software code, whether in source code, object code, or executable code format, that is distributed as “free software,” “open source software,” source-available software, or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses)(including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), Side Server Public License (SSPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Order” means any order, writ, injunction, judgment, decree, ruling, award, assessment or arbitration award of any Government Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parent” means Alphatec Holdings, Inc., a Delaware corporation.

“Permits” means all permits, licenses, franchises, approvals, Authorizations, registrations, Orders, certificates, variances and similar rights obtained, or required to be obtained, from Government Entities.

“Permitted Encumbrances” means (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business and which would not materially impair the operation of the Business and that are not material in amount or effect on the Business; and (b) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate Proceedings, in each case, in an amount that would not be material. For the avoidance of doubt, any restriction or other Encumbrance on the delivery or physical transfer of any Tangible Personal Property shall be a material impairment on the operation of the Business and shall not be a Permitted Encumbrance.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, business trust, joint stock company, a Government Entity, joint venture, a trust or other entity or organization.

“Personal Data” means a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable Laws.

“Piper Sandler” means Piper Sandler & Co.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date (including the Closing Date) and the pre-Closing portion of any Tax period commences before and ends after the Closing Date.

“Prepayment Amount” has the meaning set forth in Section 2.5.

“Privacy Laws” means (a) each applicable Law applicable to the protection or Processing or both of Personal Data, and includes rules relating to the U.S.-EU/Switzerland Safe Harbor, Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, (b) guidance issued by a Government Entity that pertains to one of the Laws, rules or standards outlined in clause (a) and (c) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Entity or arbitrator.

“Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Purchase Price” has the meaning set forth in Section 2.5.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Government Entity, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Regulatory Approval” means, with respect to a particular jurisdiction, an approval, license, registration, notification or Authorization by any Regulatory Authority as is necessary for the sale or commercialization of a product in such jurisdiction, excluding any approval of pricing and/or reimbursement for such product in such jurisdiction. For clarity, references in this Agreement to Regulatory Approval include a clearance issued by the FDA under Section 510(k) of the FDCA, premarket approval issued by the FDA under Section 515 of the FDCA and CE marking in the European Union.

“Regulatory Authority” means any applicable federal, national, multinational, regional, state, provincial or local agency, department, bureau, commission, council, or other Government Entity, regulating or otherwise exercising authority with respect to medical devices. For clarity, references in this Agreement to Regulatory Authority includes the FDA and any foreign equivalent thereof.

“Related Party” has the meaning set forth in Section 3.18.

“Related to the Business” means primarily used in, held primarily for use in, required for or necessary to the conduct of the Business as conducted by Sellers and their Affiliates prior to the Closing and as contemplated to be conducted by Sellers or their Affiliates.

“Remaining Retained Amount” has the meaning set forth in Section 7.7(g).

“Representative” means with respect to a particular Person, any director, officer, manager, agent, consultant, advisor, accountant, financial advisor, legal counsel or other Person operating under the direction of such Person.

“Response Notice” has the meaning set forth in Section 7.7(b).

“Retained Amount” has the meaning set forth in Section 7.7(g).

“Seller Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Business Product, including Personal Data.

“Seller Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between either Seller or any Affiliate of either Seller and any Business Employee, other than any such Contract that is terminable “at will” and without any obligation on the part of either Seller or any Affiliate of either Seller to make payments or provide any benefits in connection with termination of such Contract.

“Seller Financial Statements” has the meaning set forth in Section 3.6(a).

“Seller Indemnitees” means the following Persons: (a) Integrity; (b) Fusion; (c) each such Sellers’ current and future Affiliates; (d) the respective Representatives of the Persons referred to in clauses “(a)”, “(b)”, and “(c)” above; and (e) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the stockholders of either Seller shall not be deemed to be “Seller Indemnitees” solely as a result of any such Person’s status as a stockholder of either Seller.

“Seller Required Approvals” means all Authorizations, notices and filings that are required to be listed and are listed on Schedule 3.4 of the Disclosure Schedules, including without limitation the lessor under the Transferred Lease, iSYS Medizintechnik GmbH, Intellijoint Surgical Inc., and Practical Navigation LLC.

“Seller-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange on which securities of Parent are listed.

“Sellers” has the meaning set forth in the Preamble.

“Seller Tax Contest” has the meaning set forth in Section 6.1(g).

“Services” has the meaning set forth in Section 6.9.

“Specified Representations” means (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, and 3.4; (b) the representations and warranties set forth in any other certificate delivered to Buyer pursuant to this Agreement, to the extent such representations and warranties substantially relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence; and (c) the representations and warranties set forth in Sections 5.1, 5.2, and 5.3.

“Stipulated Amount” has the meaning set forth in Section 7.7(e).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means any Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by a Person, or (ii) whose business and policies a Person has the power to direct.

“Survival Period” has the meaning set forth in Section 7.1(a).

“Tangible Personal Property” has the meaning set forth in the definition of “Transferred Assets.”

“Target Business Employees” means all each of the Business Employees listed on Appendix 1.1(d).

“Tax” or “Taxes” means all federal, state, provincial or local and all foreign taxes, including income, gross receipts, real property gains, windfall profits, value added, goods & services, harmonized, severance, property (real or personal), production, ad valorem, transfer, documentary, sales, use, duty, license, excise, franchise, employment, withholding, payroll, unemployment, estimated, environmental, stamp, occupation, premium, customs or similar taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Contest” has the meaning set forth in Section 6.1(g).

“Tax Returns” means all reports and returns required to be filed with respect to Taxes.

“Third Party Claim” has the meaning set forth in Section 7.5.

“Third Party Claim Notice” has the meaning set forth in Section 7.6(a).

“Transaction” means the purchase and sale of the Transferred Assets, the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.1(f).

“Transferred Assets” means the assets (which shall not include any Excluded Assets) of Sellers and their Affiliates Related to the Business, including the assets set forth on Appendix 1.1(e), whether tangible or intangible, real, personal or mixed, of every kind and description, wherever located, including:

(a) the Inventory, including the Inventory listed on Appendix 1.1(f);

(b) the Transferred Contracts;

(c) the Transferred Intellectual Property;

(d) the Transferred Lease;

(e) all Business Data;

(f) all Business Products, including all schematics, bill of materials, records, drawings, designs, notes, documentation, guides, operating manuals, logs, manufacturing information, computer aided design files, diagrams, and all other materials or documents describing or related to the same, including all Intellectual Property Rights in and to all of the foregoing;

(g) all tangible personal property (“Tangible Personal Property”), including the tooling and other fixed assets and the other items listed on or related to the products listed on or described on Appendix 1.1(g);

(h) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Sellers (or any of their Affiliates) Related to the Business or Transferred Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, whether choate or inchoate, known or unknown, contingent or noncontingent, except to the extent included in the Excluded Assets;

(i) all credits, prepaid expenses, deferred charges, advance payments, security or other deposits, prepaid items, duties, and right to offset, to the extent related to a Transferred Asset;

(j) to the extent the transfer is permitted by Law, all Governmental Authorizations and Non-Governmental Authorizations held by Sellers or their Affiliates Related to the Business and all applications therefor or renewals thereof; and

(k) all guaranties, warranties, indemnities and similar rights in favor of Sellers or any of their Affiliates to the extent related to any Transferred Asset or Assumed Liability;

(l) but excluding, in each case, all Excluded Assets.

“Transferred Contracts” means all Contracts, including Business IP Contracts, listed on Appendix 1.1(h).

“Transferred Employees” has the meaning set forth in Section 6.2(b).

“Transferred Employees’ Records” means, to the extent transferrable under applicable Law, all personnel files related to the Transferred Employees.

“Transferred Intellectual Property” means all Intellectual Property Rights that are Related to the Business.

“Transferred Lease” means all leases, licenses, Permits, subleases and occupancy agreements, together with all amendments and supplements thereto governing Sellers use of and access to the Leased Real Property.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.6(a).

“Unresolved Claims” has the meaning set forth in Section 7.7(g).

1.2 Other Interpretational Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

(e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not mean simply “if”;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation,” unless the context clearly requires otherwise;

(g) references herein to any gender includes each other gender;

(h) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(i) the recitals hereto and the Appendices, Schedules, Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; and

(j) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on and with effect as of the Effective Time, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, all of each such Seller’s right, title and interest in, to and under all Transferred Assets, wherever located other than Excluded Assets (as defined below), free and clear of any Encumbrances, other than Permitted Encumbrances. Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement shall not include the assumption of (i) any Liability related to the Transferred Assets, unless (a) such Liability arises after the Closing Date and to the extent that such Liability arose due to any actions taken by Buyer after the Closing Date or (b) such Liabilities are Assumed Liabilities, or (ii) any Liability related to the Excluded Assets.

2.2 Excluded Assets. Notwithstanding anything in Section 2.1 or elsewhere in this Agreement to the contrary, from and after the Closing, Sellers shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, any assets of Sellers that are not Transferred Assets or that are not Related to the Business (collectively, the “Excluded Assets”), including the following:

(a) all cash and cash equivalents, bank accounts, and securities of Sellers;

(b) all minute books, stock records, and corporate seals of Sellers;

(c) financial and Tax records of Sellers relating exclusively or primarily to matters other than the Business or the Transferred Assets;

(d) the shares of capital stock of either Seller or any Affiliate of either Seller held in treasury;

(e) all Intellectual Property Rights other than the Transferred Intellectual Property;

(f) all Accounts Receivable;

(g) all Contracts that are not Transferred Assets;

(h) all insurance benefits;

(i) all rights of Sellers under this Agreement and the Escrow Agreement;

(j) all Benefit Plans and all assets thereof; and

(k) all leases, and all buildings, structures, fixtures, and other improvements situated thereon that are not Transferred Assets.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, but effective as of the Effective Time, except as provided in the final sentence of subsection (h) of the definition of Excluded Assets, Buyer shall assume and agree to discharge or perform when due all the Assumed Liabilities. Buyer will not assume or have any responsibility with respect to any Liability that is not an Assumed Liability, including any Liability relating to the Business, the Transferred Assets or the Transferred Employees that exists, or arises out of the operation or ownership of the Transferred Assets or the Business or the employment of the Transferred Employees, on or prior to the Closing or that relates to any actual or alleged performance (or failure to perform) under, or breach or alleged breach of, any Transferred Contracts that began at or any time prior to the Closing.

2.4 Excluded Liabilities. Sellers and their Affiliates shall retain and be responsible for all Excluded Liabilities.

2.5 Purchase Price; Payment. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, Buyers shall pay to Sellers an aggregate amount of $55,000,000 (the “Purchase Price”), to be paid to Sellers in accordance with this Section 2.5. At the Closing, Buyer shall: (a) pay and deliver the Closing Cash Amount to Sellers by means of a wire transfer of immediately available cash funds to an account as directed by Sellers prior to the Closing, and (b) on behalf of Sellers, deliver the Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement. The parties acknowledge and agree that $1,000,000 of the Purchase Price (the “Prepayment Amount”) has already been wired by the Buyer to the Sellers and will be deducted from the wire amount to be paid by Buyer to Sellers at the Closing on a pro rata basis.

2.6 Closing. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at such time, date and place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing occurs is called the “Closing Date.”

2.7 Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers the following:

(a) the Closing Cash Amount in immediately available funds by wire transfer to the account(s) which has been designated by Sellers at least three (3) Business Days prior to the Closing Date;

(b) an assignment and assumption agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) and duly executed by Buyer, effecting the assignment to and assumption by Buyer of the Transferred Assets and the Assumed Liabilities;

(c) duly executed counterpart of the Escrow Agreement;

(d) a certificate of the Secretary (or equivalent officer) of Buyer, certifying as to the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby and the names and signatures of the officers of Buyer authorized to sign this Agreement; and

(e) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement.

2.8 Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyers the following:

(a) the Transferred Assets;

(b) bills of sale or other appropriate documents of transfer, in form and substance reasonably satisfactory to Buyer, transferring the Tangible Personal Property included in the Transferred Assets to Buyer, each duly executed by each Seller;

(c) the Assignment and Assumption Agreement duly executed by each Seller;

(d) intellectual property assignments in the form attached hereto as Exhibit C (the “Intellectual Property Assignments”) and duly executed by each Seller, transferring all of each such Seller’s right, title and interest in and to the Transferred Intellectual Property to Buyer;

(e) duly executed counterpart of the Escrow Agreement;

(f) the Business Data; provided, however, that Sellers may retain a copy of certain Business Data to the extent (i) that it is necessary to comply with applicable law or Sellers’ internal retention policies, or (ii) subject to prior approval of Buyer (which approval shall not be not unreasonably withheld, conditioned or delayed), that it is archived or the delivery thereof would create an unreasonable burden on Sellers; provided, further, that any such retention by Sellers shall not affect Buyer’s ownership of any such Business Data; provided, further; that if, following any such retention by Sellers, Buyer request in writing that Sellers deliver all or any portion of such Business Data, Sellers shall permit Buyer or its Representatives reasonable access to Sellers’ facilities and records to retrieve such Business Data, or, if Sellers elect not to permit such access, or otherwise prohibit or materially interfere with Buyer’s ability to access or retrieve such Business Data, Sellers shall deliver such Business Data to Buyers at Sellers’ sole cost and expense within thirty (30) days;

(g) evidence of the obtaining of or the filing with respect to, the Seller Required Approvals;

(h) all Permits that are necessary for Buyer to own the Transferred Assets;

(i) a properly completed and executed IRS Form W-9 from each Seller;

(j) a certificate of a duly authorized officer of each Seller, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, that (i) the Transferred Assets do not constitute all or substantially all of the assets of either Sellers as a group, and (ii) the approval or affirmative vote or other consent by the equityholders of such Seller are not required for the consummation of the transfer of the Transferred Assets to Buyer;

(k) a certificate of a duly authorized officer of each Seller, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, certifying: (i) the attached resolutions of such Seller’s board of directors or managers, as applicable, and approving the execution and delivery of this Agreement and the Escrow Agreement; and (ii) the names and signatures of the officers of such Seller authorized to sign this Agreement, the Escrow Agreement, and the other documents to be delivered hereunder and thereunder;

(l) a certificate of a duly authorized officer of each Seller, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, that (i) the portion of the Purchase Price received by such Seller constitutes reasonably equivalent value and fair consideration for the Transferred Assets held by such Seller, as those terms are used under any fraudulent conveyance Laws or Laws of similar application; (ii) the proportion of the Purchase Price received by such Seller is in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers; (iii) this Agreement is an arm’s length sale transaction; (iv) such Seller is not entering into this Agreement with the intent to hinder, defraud or delay any of its creditors and the consummation of the Transaction will not have any such effect; (v) to Sellers’ Knowledge, the Transaction will not constitute a fraudulent transfer or fraudulent conveyance or any act with similar consequences or potential consequences under any applicable fraudulent conveyance Laws, or, to Sellers’ Knowledge, otherwise give rise to any right of any creditor of such Seller whatsoever to lodge any claim against any of the Transferred Assets held by such Seller in the hands of Buyer or any of its Affiliates, or any other Person, after the Closing, to avoid the Transaction or to lodge any claim against Buyer or any of its officers, directors, employees or other Affiliates; and (vi) such Seller has no current plans to file or prosecute a petition for relief under any applicable bankruptcy or similar Laws;

(m) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(n) a fully executed estoppel agreement from the lessor under the Transferred Lease in form and substance reasonably satisfactory to Buyer.

Notwithstanding anything to the contrary contained in this Agreement, if it is determined before, at, or after the Closing that any Affiliate of either Seller owns or possesses any Transferred Assets (or any assets or properties that would constitute Transferred Assets if such Affiliate of any such Seller were deemed to be a Seller under this Agreement (such assets and properties, the “Affiliate Transferred Assets”)), then such Seller shall hold such assets in trust for the sole and exclusive benefit of Buyer and shall promptly cause such Affiliate of such Seller to transfer, assign, convey and deliver to Buyer such Affiliate Transferred Assets in accordance with the terms and conditions of this Agreement; provided, however, that Buyer shall not be obligated to pay any amounts to Sellers or any of their Affiliates in consideration for the transfer of such Affiliate Transferred Assets to Buyer other than those amounts that Buyer is obligated to pay to Sellers pursuant to this Agreement.

2.9 Nonassessability of Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any Authorizations that shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset. In the event that the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, the parties shall use their Best Efforts, and cooperate with each other, to obtain promptly such Authorizations; provided, however, that neither Buyer nor any of its respective Affiliates shall be required to pay any further consideration, other than filing, recordation, or similar fees – each of which shall be paid by Buyer. Pending such Authorization, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Sellers the benefits that they would have obtained had the asset been conveyed to Buyer at the Closing. Once Authorization for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Sellers shall or shall cause the relevant Affiliates to, assign, transfer, convey and deliver such asset to Buyer at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Buyer within ninety (90) days following the Closing pursuant to this Section 2.9, then Buyer and Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder. Sellers shall hold in trust for the sole and exclusive benefit of Buyer and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers or any of their Affiliates in connection with its use of any such asset (net of any Taxes and any other costs imposed upon Sellers or any of their Affiliates) in connection with the arrangements under this Section 2.9.

2.10 Affiliate Acquisitions. Notwithstanding anything to the contrary contained in this Agreement, Buyer may elect to have any or all of the Transferred Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates; provided, however, that such conveyance or transfer shall not relieve Buyer of its obligations and Liabilities to Sellers or any such Seller hereunder.

2.11 Allocation of Purchase Price. Buyer and Sellers agree that the Purchase Price shall be allocated among the Transferred Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). Buyer and Sellers shall file all Tax Returns and information reports in a manner consistent with the Allocation Schedule, except where disputed by any Tax authority.

2.12 Withholding. Buyer or its agent shall be entitled to deduct and withhold from the consideration otherwise deliverable or payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. If a Person determines that an amount is required to be so deducted and withheld, such Person shall use reasonable efforts to notify the applicable recipient at least five (5) days prior to the Closing Date so as to provide such recipient with a reasonable opportunity to provide forms or other evidence that would exempt such amounts of withholding. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Sellers and Buyer shall work in good faith to minimize the amount of withholding required as a result of amounts payable pursuant to this Agreement.

2.13 Escrow.

(a) At the Closing, Buyer will deliver to the Escrow Amount, by wire transfer of immediately available funds, to the Escrow Account with the Escrow Agent pursuant to the Escrow Agreement. Subject to Section 2.13(b), the Escrow Amount plus all earnings thereon (the “Escrow Funds”) will be available to satisfy any Indemnification Claims made by a Buyer Indemnitee until the Expiration Date and any unclaimed amounts shall be released and distributed to Integrity (for the benefit of each Seller in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers) after the Expiration Date.

(b) If there is an Unresolved Claim that is made by Buyer or any Buyer Indemnitee (in either case, acting in good faith) that is outstanding as of the Expiration Date, then Buyer’s right to recourse with respect to such Unresolved Claim shall be equal to the sum of such Unresolved Claim and shall survive after the Expiration Date until such time as such claim is fully and finally resolved and any applicable funds have been distributed to the Buyer Indemnitee, at which time the remaining balance thereof shall be released and distributed to Integrity (for the benefit of each Seller in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers). Any amount due to a Buyer Indemnitee pursuant to ARTICLE VII hereof shall be paid by the Escrow Agent from the Escrow Funds in accordance with Section 2.13 hereof and the Escrow Agreement; provided, that nothing in this Section 2.13 shall limit or expand the rights of any Buyer Indemnitee under ARTICLE VII hereof. With respect to matters relating to disbursements from the Escrow Account, Buyer and each Seller each agrees to execute joint written instructions to the Escrow Agent in a manner consistent with the terms and conditions of this Agreement.

(c) For the avoidance of doubt, Buyer and each Seller agrees and acknowledges that disbursements may be made to Buyer in accordance with the provisions of this Agreement and the Escrow Agreement from the Escrow Account at any time and from time prior to the Expiration Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding section and/or schedule of the disclosure schedules delivered by Sellers to Buyer at the execution and delivery of this Agreement (the “Disclosure Schedules”), each Seller, jointly and severally, represents and warrants to Buyer as of the date hereof that each of the following statements is true, correct, and complete:

3.1 Organization and Qualification. Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation with necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted, and (b) to own and use its assets in the manner in which its assets are currently owned and used. Each Seller is qualified, authorized, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of its assets owned or used or the nature of its activities would make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Except as set forth on Schedule 3.1, neither Seller has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Accelus,” “Accelus Inc.,” “Integrity Implants Inc.”, and “Fusion Robotics, LLC”.

3.2 Organizational Documents; Records. Sellers have delivered to Buyer accurate and complete copies of each Seller’s Governing Documents, including all amendments thereto, and the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity owners and board of directors or managers, as applicable, of each Seller and all committees thereof. The books of account, stock records, minute books and other records of each Seller are, in all material respects, accurate, up to date and complete, and have been maintained in accordance with prudent business practices.

3.3 Authorization. Each Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Transaction. The execution and delivery of this Agreement by Sellers and the performance by Sellers of their obligations hereunder and the consummation of the Transaction have been duly and validly authorized by all necessary action on the part of Sellers. The board of directors or managers, as applicable, at a meeting duly called and held or pursuant to unanimous written consent, as applicable, of Sellers have (a) unanimously determined that the Transaction is advisable and in the best interests of Sellers and its equity owners and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Sellers and unanimously approved the Transaction. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies ((i) and (ii), together, the “Bankruptcy and Equity Exceptions”).

3.4 No Violations; Consents. Except as set forth in Schedule 3.4, neither the execution, delivery or performance of this Agreement or the Escrow Agreement, nor the consummation of the Transaction will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Governing Documents of either Seller, or (ii) any resolution adopted by the equity owners, the board of directors, the managers or any committee thereof of either Seller;

(b) contravene, conflict with or result in a violation of, or give any Government Entity or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Law or any Order to which either Seller, or any of the assets owned or used by either Seller, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Government Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorizations that are held by either Seller;

(d) result in a breach of, or result in a default under, any provision of any Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract, (iii) accelerate the maturity or performance of any obligation under any such Contract, or (iv) cancel, terminate or modify any term of any such Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any Transferred Asset, except to the extent arranged or facilitated by, through or on behalf of Buyer or any Affiliate thereof.

Except as may be required by the Delaware General Corporation Law and except as set forth in Schedule 3.4, Sellers are not, have not and will not be required to make any filing with or give any notice to, or to obtain any Authorizations from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Transaction. For purposes of this Agreement, Sellers will be deemed to be or to have been “required” to obtain an Authorization if the failure to obtain such Authorization could reasonably be expected to (i) result in the imposition of any Liability or obligation on, or the expansion of any Liability or obligation of, such Seller under applicable Laws or contractual obligations existing as of the date hereof, (ii) result in the termination, modification or limitation of any contractual right of Sellers, (iii) have a Material Adverse Effect on Sellers or (iv) prevent Sellers from performing its obligations under this Agreement or the Escrow Agreement.

3.5 Subsidiaries; Investments. Except as set forth in Schedule 3.5, Sellers have no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any Entity. Sellers have agreed and are not obligated to make, and are not bound by any Contract under which Sellers may become obligated to make, any future investment in or capital contribution to any other Entity. Sellers have not, at any time, been a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.6 Financial Statements.

(a) Sellers have delivered to Buyer the following financial statements and notes (collectively, the “Seller Financial Statements”): (i) the audited consolidated balance sheets of Integrity and its Subsidiaries as of December 31, 2021 and the related audited consolidated statements of income and statements of cash flows of Integrity and its Subsidiaries for the years then ended, together with the notes thereto; and (ii) the unaudited consolidated balance sheet of Integrity and its Subsidiaries as of December 31, 2022 (the “Unaudited Balance Sheet”), and the related unaudited consolidated statement of income of Integrity and its Subsidiaries for the year then ended.

(b) The Seller Financial Statements fairly present in all material respects the financial condition of Integrity and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Integrity and its Subsidiaries for the periods covered thereby and have been prepared from the books and records of Integrity and its Subsidiaries. The Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that, in the case of unaudited financial statements, such financial statements will not contain footnotes and are subject to normal, immaterial, year-end audit adjustments).

(c) Sellers maintain accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s Authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Sellers and to maintain accountability for the assets of Sellers; (iii) access to Sellers assets is permitted only in accordance with management’s Authorization; (iv) the reporting of Sellers assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) Sellers maintain disclosure controls and procedures customary for similarly structured companies of the size and nature of Sellers that are effective to ensure that all material information concerning Sellers are made known on a timely basis to the individuals responsible for the preparation of Sellers’ consolidated financial statements. None of Sellers, Sellers’ independent auditors nor Sellers’ employees has identified or been made aware of any fraud, whether or not material, that involves Sellers’ management or other employee of either Seller who have a role in the preparation of financial statements or the internal accounting controls utilized by Sellers, or any claim or allegation regarding any of the foregoing. Sellers have not received any complaint, allegation, assertion or claim, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Sellers or their internal accounting controls or any material inaccuracy in Sellers’ financial statements. No attorney representing Sellers, whether or not employed by Sellers, has reported to the board of directors or managers, as applicable, of either Seller or any committee thereof or to any director or officer of either Seller evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by either Seller. Since January 1, 2021, there has been no change in Sellers’ accounting policies, except as described in the Seller Financial Statements.

3.7 Absence of Changes. Except as set forth in Schedule 3.7, since the date of the Unaudited Balance Sheet: (a) there has not been any Material Adverse Effect; (b) there has not been any material Loss, damage or destruction to, or any material interruption in the use of, any of the Transferred Assets (whether or not covered by insurance); (c) neither Seller has made any capital expenditure which, when added to all other capital expenditures made on behalf of such Seller since January 1, 2023, exceeds $100,000 in the aggregate; (d) neither Seller has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or Indebtedness owing to either Seller in an aggregate amount in excess of $25,000; and (e) neither Seller has agreed or committed to take any of the actions referred to in clauses “(c)” through “(d)” of this sentence.

3.8 Title to Transferred Assets; Condition and Sufficiency. Each Seller has good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Assets being sold by such Seller hereunder. Appendix 1.1(e) contains a true, complete and correct list of all Transferred Assets. All such Transferred Assets (including leasehold interests) are free and clear of Encumbrances, other than Permitted Encumbrances. The tangible personal property included in the Transferred Assets have been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is adequate for the uses to which they are being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Transferred Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets is material to the Business. No Affiliate of either Seller has title to any Transferred Asset, or any other material asset, used in or necessary to carry on any portion of the Business as currently conducted by Sellers and their Affiliates or as contemplated to be conducted by Sellers and their Affiliates. The Transferred Assets held by any particular Seller do not constitute all or substantially all of the assets of such Seller.

3.9 Leases; Leased Real Property.

(a) Sellers have delivered to Buyer true, correct and complete copies of the Transferred Lease. No option has been exercised under the Transferred Lease, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Buyer or its Representatives. Sellers own no real property Related to the Business, other than the leasehold interest under the Transferred Lease. Sellers have not sold, assigned, transferred, pledged, mortgaged, hypothecated or encumbered all or any part of its leasehold interests in the Leased Real Property except for any rights arising out of or evidenced by any Permitted Encumbrances. Except as set forth on Schedule 3.9, no security deposits are currently held by Sellers or otherwise owed to any tenants under the Transferred Lease. The Transferred Lease is in full force and effect and, subject to the Bankruptcy and Equity Exceptions is a valid, binding and enforceable obligation of each Seller in accordance with its respective terms and has not been modified or amended except pursuant to an amendment referred to on Schedule 3.9. Neither Sellers nor, to Sellers’ Knowledge, any other party to the Transferred Lease has given to the other party written notice of or has made a claim with respect to any breach or default of or with respect to the Transferred Lease which remains uncured. To Sellers’ Knowledge, Sellers are not in default of any obligation of Sellers under the Transferred Lease and no other party to the Transferred Lease is in default of its obligations thereunder.

(b) Except as set forth on Schedule 3.9, none of the Leased Real Property is subject to any sublease, license or other agreement to which either Seller is a party granting to any Person or Entity any right to the use, occupancy or enjoyment of such property or any portion thereof except for any rights arising out or evidenced by any Permitted Encumbrances. To Sellers’ Knowledge, the Leased Real Property, all improvements thereon and thereto owned by either Seller, and the operations therein conducted by each Seller, conform to and materially comply with all applicable health, fire, insurance, safety, zoning and building Laws, ordinances and administrative regulations, Governmental Authorizations and other regulations (including the Americans with Disabilities Act) and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, reservations or other impediments, and do not and will not give rise to any penalty, fine or other Liability, and Sellers have not received any written notice from any Government Entity to the contrary which remains uncured. To Sellers’ Knowledge, the Leased Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used. There are no guaranties (from either Seller or, to Sellers’ Knowledge, from any other Person) in favor of the lessors of any of the Leased Real Property.

3.10 Intellectual Property.

(a) Schedule 3.10(a) accurately identifies and describes:

(i) in Schedule 3.10(a)(i), each Business Product currently being developed, manufactured, marketed, distributed, licensed, sold or made available (as part of service bureau, time-sharing, application service provided or similar arrangement or otherwise) by either Seller, including all Business Software;

(ii) in Schedule 3.10(a)(ii): (A) each item of Registered IP that is Related to the Business in which either Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii) in Schedule 3.10(a)(iii): (A) with respect to each Business Product, all Intellectual Property Rights or Intellectual Property incorporated in or distributed or licensed with such Business Product or otherwise provided by or on behalf of either Seller in any manner for use in connection with such Business Product to such Seller (other than any non-customized, off-the-shelf software that is generally available on standard terms for less than $5,000) and (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to either Seller; and

(iv) in Schedule 3.10(a)(iv): (A) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Business IP (other than End User Licenses); and (B) whether the licenses or rights so granted are exclusive or nonexclusive.

(b) Sellers have provided to Buyer a complete and accurate copy of each standard form of Business IP Contract used by either Seller at any time, including each standard form of: (i) End User License agreement or terms; (ii) development agreement; (iii) distributor, reseller or sales representative agreement; (iv) maintenance or support agreement or terms; (v) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) consulting, independent contractor or professional services agreement; or (vii) confidentiality or nondisclosure agreement.

(c) Each Seller exclusively owns all right, title and interest to and in the Business IP being sold by such Seller or has a valid license under Intellectual Property Rights licensed to such Seller as identified in Schedule 3.10(a)(iii), free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Schedule 3.10(a)(iv) and other than End User Licenses). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, secure and perfect the rights of either Seller in the Business IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Government Entity;

(ii) each Person who is or was an employee, consultant or independent contractor of either Seller and who is or was involved in the creation or development of any Business Product or any Business IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to such Seller and confidentiality provisions protecting the Business IP;

(iii) no employee, consultant or independent contractor of either Seller has any claim, right (whether or not currently exercisable) or interest to or in any Business IP;

(iv) no employee, consultant or independent contractor of either Seller is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Seller; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment or activities with such Seller;

(v) no funding, facilities or personnel of any Government Entity or college, university or other education institution were used, directly or indirectly, to develop or create, in whole or in part, any Business Product or any Business IP;

(vi) each Seller has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all source code for Business Software and all other proprietary information held by such Seller, or purported to be held by such Seller, as a trade secret;

(vii) neither Seller has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right in the Business IP to any other Person;

(viii) neither Seller is bound by, and no Business IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of either Seller to use, exploit, assert, or enforce any Business IP anywhere in the world (provided that Buyer and Sellers acknowledge and agree that the license granted pursuant to that certain Amended and Restated Intellectual Property Field License Agreement by and among Fusion, Kevin T. Foley, M.D., Practical Navigation, LLC and iSYS Medizintechnik GmbH dated as of April 15, 2021 (the “iSYS License”) does not grant rights with respect Mainland China, Taiwan, Hong Kong, and Macau); and

(ix) each Seller owns or otherwise has, and after the Closing Buyer will continue to have, all Intellectual Property Rights needed to conduct the Business as currently conducted and currently planned by Sellers to be conducted.

(d) All Business IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) no trademark (whether registered or unregistered) or trade name owned included in the Business IP conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(ii) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) included in the Business IP has been impaired;

(iii) each item of Business IP that is Registered IP is and at all times has been in compliance with all Laws, and all filings, payments and other actions required to be made or taken to maintain each such item of Business IP in full force and effect have been made by the applicable deadline;

(iv) Schedule 3.10(d)(iv) accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is one hundred twenty (120) days after the date of this Agreement in order to maintain each item of Business IP that is Registered IP in full force and effect;

(v) no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to Sellers’ Knowledge, threatened or anticipated, in which the scope, validity or enforceability of any Business IP is being, has been or could reasonably be expected to be contested or challenged; and

(vi) to Sellers’ Knowledge, no facts or circumstances exist that could reasonably be expected to render any Business IP invalid or unenforceable.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of the Transaction will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a Loss of, or Encumbrance on, any Business IP; (ii) the release, disclosure or delivery of any Business IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP.

(f) To Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Business IP.

(g) Neither Seller has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) No Business Product, no Business Software and no Business IP ever owned, used or developed by either Seller, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii) no infringement, misappropriation or similar claim or Proceeding is pending or, to Sellers’ Knowledge, has been threatened or is anticipated against either Seller or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by either Seller with respect to such claim or Proceeding;

(iii) neither Seller has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by either Seller, any employee, consultant or independent contractor of either Seller, Business Product or Business Software of any Intellectual Property Right of another Person; and

(iv) neither Seller is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to (A) the standard forms of Business IP Contracts described in Section 3.10(b), (B) the iSYS License, (C) that certain Intellectual Property Field License Agreement by and between Fusion and Practical Navigation, LLC dated as of March 5, 2019, and (D) that certain Value Added Reseller Agreement originally by and between Practical Navigation, LLC and Intellijoint Surgical Inc. dated as of February 25, 2019, as amended from time to time);

(v) neither Seller has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Business IP Contracts described in Section 3.10(b)); and

(vi) no claim or Proceeding involving any Business IP is pending against either Seller or, to Sellers’ Knowledge, has been threatened or is anticipated.

(h) None of the Business Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, Processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Business Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Business Software.

(i) None of the Business Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j) Schedule 3.10(j) sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by either Seller in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Business Product, and for each such item of Open Source Software, (i) the applicable Business Product; and (ii) the name and version number of the applicable license agreement. Each Seller has complied with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed in Schedule 3.10(j). None of the Business Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Business Software on, the disclosure, licensing or distribution of any source code for any portion of such Business Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of either Seller to use, modify, make derivative works based on, decompile, disassemble, or distribute such Business Software.

(k) Except as set forth in Schedule 3.10(k), no source code for any Business Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee, consultant or independent contractor of either Seller. Except as set forth in Schedule 3.10(k), neither Seller has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Business Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Business Software to any other Person.

(l) Each Seller has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of either Seller (including trade secrets) or provided by any third party to either Seller (“Business Proprietary Information”). All employees, consultants or independent contractors of either Seller and any third party having access to Business Proprietary Information have executed and delivered to Sellers a written agreement regarding the protection of such Business Proprietary Information. Each Seller has implemented and maintains commercially reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith. Neither Seller has experienced any breach of security or otherwise unauthorized access by third parties to the Business Proprietary Information, including Personal Data in Sellers’ possession, custody or control. There has been no, and to Sellers’ Knowledge, third-party breach of confidentiality.

(m) The arrangements relating to the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Business Websites) that is or has been used in the Business (collectively, the “ICT Infrastructure”) will not be adversely affected by the Transaction, and the ICT Infrastructure will continue to be available for use by Buyer immediately following the consummation of the Transaction and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Buyer. The ICT Infrastructure that is currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications. The ICT Infrastructure is protected by adequate security and disaster recovery arrangements for preventing unauthorized access to the ICT Infrastructure. Neither Seller has experienced, and to Sellers’ Knowledge, no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.

(n) Each Seller has complied with applicable Laws and with its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Data collected by either Seller or by third parties having authorized access to the records of Sellers. The execution, delivery and performance of this Agreement by each Seller will comply with all applicable Laws relating to privacy and with Sellers’ privacy policies. Neither Seller has received any complaint regarding its collection, use or disclosure of Personal Data. The appropriate standard terms and conditions and (where applicable) privacy policy of Sellers govern access to, and use of, any Business Website. No breach, security incident or violation of any data security policy in relation to Seller Data has occurred or, to Sellers’ Knowledge, is threatened or anticipated, and there has been no unauthorized or illegal Processing of any Seller Data. To Sellers’ Knowledge, no circumstance has arisen in which: (i) Privacy Laws would require Sellers to notify a Government Entity of a data security breach or security incident or (ii) applicable guidance or codes of practice promulgated under Privacy Laws would recommend Sellers to notify a Government Entity of a data security breach.

(o) The contents of any Business Website and all transactions conducted over the Internet comply with applicable Laws and codes of practice in any applicable jurisdiction.

3.11 Contracts.

(a) For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract” and Schedule 3.11(a) accurately identifies each Contract that is Related to the Business that constitutes a Material Contract.

(i) any Contract (A) relating to the employment of, or the performance of services by, any Business Employee (1) with an annual base salary, wage rate or base compensation of

$150,000 or more and (2) which cannot be terminated upon advance written notice of ninety (90) days or less without payment of consideration, (B) pursuant to which either Seller is or may become obligated to make any severance, termination or similar payment to any Business Employee in excess of $25,000, or (C) pursuant to which either Seller is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any Business Employee;

(ii) any Business IP Contract (including End User Licenses) and any other Contract relating to the acquisition, sale, transfer or development of any Intellectual Property or Intellectual Property Right, in each case, where the same is Related to the Business;

(iii) any Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit Related to the Business;

(iv) any Contract that provides for indemnification of any employee, officer, director, consultant, independent contractor or agent of either Seller other than Contracts entered into in the Ordinary Course of Business;

(v) any Contract imposing any restriction on the right or ability of either Seller (A) to compete with, solicit any customer of or perform services for other Persons, (B) to solicit, hire or retain any Person as an employee, consultant or independent contractor, or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(vi) any Contract creating or involving any sales agency, distribution or reseller or franchise relationship Related to the Business;

(vii) any Contract (A) relating to the acquisition of any Transferred Assets, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Transferred Assets, or (C) providing either Seller with any right of first refusal with respect to, or right to repurchase or redeem, any Transferred Assets;

(viii) any Contract relating to the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any Transferred Asset;

(ix) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, Losses, costs or Liabilities that are Related to the Business or related to the Transferred Assets;

(x) any Contract related to Indebtedness that is Related to the Business;

(xi) any Contract that is Related to the Business constituting or relating to a Government Contract;

(xii) any Contract (A) imposing any confidentiality obligation on either Seller or on any other Person (other than routine nondisclosure agreements entered into by either Seller in the Ordinary Course of Business), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xiii) each Contract that is Related to the Business such that it concerns the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(xiv) any Contract that is Related to the Business that has a term of more than ninety (90) days and that may not be terminated by either Seller (without penalty) within ninety (90) days after the delivery of a termination notice by such Seller (other than routine agreements entered into by such Seller in the Ordinary Course of Business);

(xv) any Contract that is Related to the Business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate;

(xvi) any Contract that could reasonably be expected to have or result in a material effect on (A) the Business or the Transferred Assets or (B) the ability of either Seller to perform any of its obligations under this Agreement or to consummate the Transaction;

(xvii) the Transferred Lease and each other Transferred Contract; and

(xviii) any other Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Material Adverse Effect.

(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Except as set forth in Schedule 3.11(b): (i) neither Seller has materially breached, or committed any default under, any Material Contract, and, to Sellers’ Knowledge, no other Person has breached, or committed any default under, any such Material Contract; (ii) to Sellers’ Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release or delivery of any source code for any Business Software, or (F) give any Person the right to cancel, terminate or modify any Material Contract; (iii) neither Seller has ever received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and (iv) neither Seller has waived any of its rights under any Material Contract. Sellers have delivered to Buyer an accurate and complete copy of each Material Contract, including all amendments thereto.

3.12 Compliance with Laws; Governmental Authorizations. Sellers are, and have at all times been, in compliance in all material respects with all applicable Laws. Except as set forth in Schedule 3.12, neither Seller has received any notice or other communication from any Government Entity or other Person regarding: (a) any actual or possible violation of, or failure to comply with, any Laws or Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Schedule 3.12 identifies each Governmental Authorization held by either Seller, and Sellers have delivered to Buyer accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Schedule 3.12 are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Sellers to conduct the Business in the manner in which the Business is currently being conducted. Each Seller is, and at all times has been, in compliance in all material respects with the terms and requirements of the Governmental Authorizations identified in Schedule 3.12.

3.13 Certain Business Practices. In the past three (3) years, neither Seller nor any of its Subsidiaries, their respective controlled affiliates and predecessors, each of their respective officers and directors have, or to Sellers’ Knowledge, their agents, have: (i) violated any Anti-Corruption Laws or

(ii) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage. At no time during the past three (3) years has either Seller or any of its Subsidiaries, their respective controlled Affiliates and predecessors, each of their respective officers and directors or, to Sellers’ Knowledge, their agents, (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Government Entity with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law, or (ii) been the subject of current, pending, or, to Sellers’ Knowledge, threatened or anticipated investigation, inquiry or enforcement Proceedings for violations of Anti-Corruption Laws or Anti-Money Laundering Law or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law. At all times during the past three (3) years, the operations of each Seller and its Subsidiaries, their respective controlled Affiliates and predecessors, and each of their officers and directors, and, to Sellers’ Knowledge, any of their agents, have been conducted in compliance in all material respects with the applicable Anti-Money Laundering Laws.

3.14 Taxes. All Tax Returns Related to the Business that are required to be filed on or before the date of this Agreement have been duly filed and all Taxes of Sellers that are due and owing (whether or not reflected on such Tax Returns) Related to the Business have been duly and timely paid, and all such Tax Returns are true, correct and complete in all material respects. Each Seller has (a) timely and properly withheld all Taxes required to have been withheld from payments to its employees, agents, contractors, nonresidents, or other third parties, and (b) timely and properly withheld all sales, use, ad valorem, and value added Taxes, and (c) timely paid to the appropriate authorities or set aside in an account for such purpose proper and accurate amounts of such withholding Taxes for all periods through the date of this Agreement in material compliance with all Tax withholding provisions (including income, government pension plan and employment Tax withholding for all types of compensation). There is no lien for Taxes upon any of the Transferred Assets nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Sellers in good faith by appropriate action. To Sellers’ Knowledge, no issues that have been raised by the relevant taxing authority in connection with any examination of the Tax Returns referred to in this Section 3.14 are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full. Neither Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither Seller is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). None of the Transferred Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.15 Employee and Labor Matters; Benefit Plans.

(a) Schedule 3.15(a) sets forth, with respect to each Business Employee of either Seller that is Related to the Business, as applicable: (i) name and hire date, (ii) job title, (iii) rate of compensation (including, as applicable, hourly rate, salary, bonus, commission, and other incentive compensation), (iv) exempt or non-exempt status and (v) any Governmental Authorization that is held by such Business Employee that is required to be held by such Business Employee in connection with such Business Employee’s performance of services for such Seller.

(b) The employment of such Business Employees is terminable by the applicable Seller at will.

(c) To Sellers’ Knowledge: (i) no Business Employee has provided written intention to terminate his employment with Buyer within the first twelve (12) months following the Closing; and (ii) no Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that could reasonably be expected to have a Material Adverse Effect on: (A) the performance by such Business Employee of any of his duties or responsibilities as an employee of Buyer following the Closing; or (B) the business or operations of Buyer following the Closing.

(d) All Persons who have performed services for either Seller that is Related to the Business as independent contractors have been properly classified as such.

(e) Except as set forth in Schedule 3.15(e), neither Seller has been a party to or bound by any union contract or collective bargaining agreement during the last three (3) years.

(f) Neither Seller is, and to Sellers’ Knowledge has not within the last three (3) years been, engaged in any unfair labor practice of any nature. There has been no slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity within the last three (3) years and there are no labor disputes pending, or to Sellers’ Knowledge, currently threatened or anticipated. There are currently no Proceedings, labor disputes or grievances pending or, to Sellers’ Knowledge, threatened or anticipated relating to any labor, safety or discrimination matters involving any Business Employee, including charges of unfair labor practices or discrimination complaints. Neither Seller has within the last three (3) years improperly classified any non-exempt employees as exempt. Each Seller is and has complied in all material respects with all applicable Laws pertaining to employment and employment practices, including all applicable state and local emergency COVID-19 leave Laws and business reopening Laws and directives. Each Seller is in material compliance with and has complied with all applicable immigration and worker eligibility Laws, including any applicable mandatory E-Verify obligations.

(g) Schedule 3.15(g) contains an accurate and complete list as of the date hereof of each Benefit Plan and each Seller Employee Agreement with any Business Employee. Neither Seller intends, nor is there any present agreement or commitment, to (i) establish or enter into any new Benefit Plan or Seller Employee Agreement with any Business Employee, or (ii) modify any Benefit Plan or Seller Employee Agreement with any Business Employee (except to conform any such Benefit Plan or Seller Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing).

(h) Sellers have delivered to Buyer accurate and complete copies of: (i) all documents setting forth the terms of each Benefit Plan and each Seller Employee Agreement with any Business Employee, including all amendments thereto and all related trust or custodial documents; (ii) the two (2) most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto) summary annual reports and annual notices, if any, required under ERISA, the Code or any other applicable Laws in connection with each Benefit Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Benefit Plan; (iv) all material written Contracts relating to each Benefit Plan, including administrative or other service agreements and group insurance contracts; (v) all non-routine correspondence to or from any Government Entity relating to any Benefit Plan received or delivered in the prior three (3) years; (vi) all fidelity bonds and insurance policies of either Seller or any Seller Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan; (vii) all discrimination and compliance tests required under the Code for each Benefit Plan as required by the Code for the two (2) most recent plan years; and (viii) the most recent IRS determination or opinion letter issued with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code.

(i) Each Seller has performed in all material respects all obligations required to be performed by it under each Benefit Plan. Each Benefit Plan has in all material respects been established and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Any Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such plan. To Sellers’ Knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan. There are no claims or Proceedings pending, or, to Sellers’ Knowledge, threatened or anticipated (other than routine claims for benefits), against any Benefit Plan. There are no audits, inquiries, applications for any amnesty, voluntary compliance, or similar program or Proceedings pending or, to Sellers’ Knowledge, threatened by the IRS, the United States Department of Labor, or any other Government Entity with respect to any Benefit Plan. To Sellers’ Knowledge, nothing has occurred with respect to any Benefit Plan that could reasonably be expected to subject the Business, either Seller or any Seller Affiliate or, with respect to any period on or after the Closing Date, Buyer, to a civil action or penalty under Section 502 of ERISA or to any material Tax or penalty under Sections 4972 or 4980H of the Code. Each Seller has timely made all contributions and other payments required by and due under the terms of each Benefit Plan, and has properly accrued Liabilities for any contributions due after the Closing Date. No Seller Employee Agreement and no Benefit Plan will result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the Code after the Closing Date.

(j) Neither Seller nor any Seller Affiliate, has within the last six (6) years, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) Company Pension Plan in which stock of either Seller or any Seller Affiliate is or was held as a plan asset; or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(k) No Benefit Plan provides (except at no cost to either Seller or any Seller Affiliate), or reflects or represents any Liability of either Seller or any Seller Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws.

(l) Except as set forth in Schedule 3.15(l), and except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Transaction will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan, or Seller Employee Agreement with any Business Employee, that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Business Employee.

(m) Except as set forth in Schedule 3.15(m), neither Seller is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Government Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

3.16 Environmental Matters. Each Seller possesses all applicable Permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. Neither Seller has received any written notice from a Government Entity that alleges that either Seller is not in compliance with any Environmental Law, and, to Sellers’ Knowledge, there are no circumstances that may prevent or interfere with the material compliance by each Seller with any Environmental Law in the future. To Sellers’ Knowledge, (a) all Leased Real Property is free of environmental contamination in violation of applicable Environmental Laws, (b) the Leased Real Property does not contain any underground storage tanks, equipment using PCBs, or any underground injection wells, and (c) the Leased Real Property does not contain any septic tanks in which process wastewater or any Hazardous Substance have been disposed of in violation of applicable Environmental Laws. To Sellers’ Knowledge, neither Seller has ever sent or transported, or arranged to send or transport, any Hazardous Substance to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the National Priorities List of hazardous waste sites or any equivalent state list (“National Priorities List”), (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Law to take “removal” or “remedial” action under applicable Environmental Law or is responsible for the cost of cleaning up any such site.

3.17 Insurance. Schedule 3.17 sets forth a true and complete list of all current non-Benefit Plan policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by each Seller and relating to the assets, business, operations, employees, officers and directors of each Seller (collectively, the “Insurance Policies”) and identifies any claims (including any workers’ compensation claims) outstanding thereunder. True and complete copies of such Insurance Policies have been made available to Buyer. Each of the Insurance Policies is in full force and effect. Neither Seller has ever received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any Insurance Policy, (b) refusal of any coverage or rejection of any claim under any Insurance Policy, or (c) adjustment in the amount of the premiums payable with respect to any Insurance Policy. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of either Seller. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Sellers and are sufficient for compliance with all applicable Laws and Contracts to which Sellers are a party or by which it is bound.

3.18 Related Party Transactions. Except as set forth in Schedule 3.18: (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any asset used in or otherwise relating to the Business; (b) no Related Party is indebted to either Seller; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving either Seller, except financial interests derived from Business Employees’ employment status; and (d) no Related Party has any present claim or right against either Sellers (other than to receive compensation for services performed as an employee, consultant or independent contractor of either Seller). For purposes of this Agreement, each of the following shall be deemed to be a “Related Party”: (i) each of the Key Stockholders; (ii) each individual who is an officer, director or manager of either Seller; (iii) each member of the immediate family of each of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than either Seller) in which any one of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest.

3.19 Proceedings; Orders. Except as set forth in Schedule 3.19, during the three (3) years prior to the date hereof, there has been no pending Proceeding, and, to Sellers’ Knowledge, no Person has threatened to commence any Proceeding: (a) that involves either Seller, any Related Party by reason of an act or omission involving either Seller or by reason of the fact that such Related Party is or was an agent of either Seller, or any of the Transferred Assets; or (b) that challenges, or that is intended to prevent, delay, make illegal or otherwise interfere with, the Transaction. To Sellers’ Knowledge, except as set forth in

Schedule 3.19 no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. If any claim, dispute or Proceeding is disclosed in Schedule 3.19, no such claim, dispute or Proceeding could, if determined adversely to either Seller that is a party thereto, reasonably be expected to have or result in a Material Adverse Effect. There is no Order to which either Seller, or any of the Transferred Assets, is subject. To Sellers’ Knowledge, none of the Key Stockholders is subject to any Order that relates to the Business or to any of the Transferred Assets. To Sellers’ Knowledge, no officer or employee of either Seller is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business.

3.20 Warranties. Neither Seller has undertaken any warranties or guarantees with respect to the Business Products, other than as described on Schedule 3.20, and the aggregate cost to Sellers to comply with such warranties or guarantees is properly reflected in Sellers’ books and records in accordance with GAAP. The reserves for product warranties reflected in the Seller Financial Statements have been determined in accordance with GAAP.

3.21 Product Liability; Recalls. There has been no accident, happening or event caused or allegedly caused by any defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to any Business Product which has resulted in serious injury or death to any Person or damage to or destruction of property or other material damages. Each Business Product (a) is, and at all relevant times has been in compliance in all material respects with applicable Laws and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in the warranty or on the label for such product or in connection with its sale, whether through advertising or otherwise. There is no design defect with respect to any Business Product. Each Business Product contains warnings, presented in a prominent manner, in accordance with applicable Laws. There has been no product recall or post-sale warning conducted by either Seller with respect to any Business Product.

3.22 Customers and Suppliers. Schedule 3.22 sets forth a list of (a) the ten (10) largest customers of the Business during the last full fiscal year, as measured by the revenue attributable to such customer and (b) the ten (10) largest suppliers to the Business during the last full fiscal year through the date of the Unaudited Balance Sheet, as measured by the dollar amount of purchases therefrom. No such supplier has indicated in writing within the past year that it will stop, or materially decrease the rate of, buying materials, products or services from or supplying materials, products or services to, as applicable, such Seller.

3.23 Export Control Laws. Each Seller has conducted its export transactions in accordance with all applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which either Seller conducts business. Without limiting the foregoing: (a) each Seller has obtained all applicable export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, Authorizations, registrations, declarations and filings with any Government Entity required for the export, import and re-export of Business Products in the manner in which Sellers’ business is currently being conducted (collectively, “Export Approvals”), (b) each Seller is in compliance in all material respects with the terms of all applicable Export Approvals, (c) there are no pending or, to Sellers’ Knowledge, threatened or anticipated claims against either Seller with respect to such Export Approvals, and (d) to Sellers’ Knowledge, there are no actions, conditions or circumstances pertaining to either Seller’s export transactions that could reasonably be expected to give rise to any future claims.

3.24 Government Contracts. Neither Seller is or has been a party to or otherwise bound by any Government Contract (written or oral) that is Related to the Business with any Government Entity (other than Governmental Authorizations identified in Schedule 3.12 or Contracts with respect to utilities (electricity, water and the like) and municipality services, or other governmental services in the Ordinary Course of Business). Neither Seller has been suspended or debarred from bidding on Contracts or subcontracts with any Government Entity; and no such suspension or debarment has been initiated or, to Sellers’ Knowledge, threatened or anticipated.

3.25 Solvency; Fraudulent Conveyance. Neither Seller is now Insolvent and will not be rendered Insolvent by the Transaction, nor has either Seller received any claim or allegation from any Person that either Seller is insolvent. Neither Seller is engaged in business or a transaction, or is about to engage in business or a transaction, for which any property remaining with such Seller is an Unreasonably Small Capital. For purposes of this Section 3.25, “Unreasonably Small Capital” shall mean capital with an inability to generate sufficient revenues or other funds to sustain operations. To Sellers’ Knowledge, the consideration paid by Buyer hereunder constitutes reasonably equivalent value and fair consideration for the Transferred Assets, as those terms are used under any fraudulent conveyance Laws or Laws of similar application, both with respect to either Seller individually and with respect to Sellers considered as a whole. The proportion of the Purchase Price received or to be received by each Seller is in proportion to the value of the Transferred Assets owned and Assumed Liabilities owed by each such Seller relative to the value of the Transferred Assets owned and the Assumed Liabilities owed by all Sellers. This Agreement is an arm’s length sale transaction. No Seller is entering into this Agreement with the intent to hinder, defraud or delay any of its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect. The transactions contemplated by this Agreement will not constitute a fraudulent transfer or fraudulent conveyance or any act with similar consequences or potential consequences under any applicable fraudulent conveyance Laws, or otherwise give rise to any right of any creditor of either Seller whatsoever to lodge any claim against any of the Transferred Assets in the hands of Buyer or any of its Affiliates, or any other Person, after the Closing, to avoid the Transaction or to lodge any claim against Buyer or any of its officers, directors, employees or other Affiliates. Each Seller will use the proceeds received by such Seller to fund its own operations and to pay its own valid obligations, and not to fund the operations or to pay the obligations of any other Person. No Seller has any current plans to file or prosecute a petition for relief under any applicable bankruptcy or similar Laws.

3.26 Financial Advisor. Except with respect to Piper Sandler, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE KEY STOCKHOLDERS

Each Key Stockholder (as to such Key Stockholder but not as to any other Key Stockholder or other Person) hereby severally among the Key Stockholders, and not jointly, represents and warrants, to and for the benefit of Buyer as follows:

4.1 Power and Capacity. Such Key Stockholder that is an Entity has the requisite power and authority to execute and deliver this Agreement, and to perform such Key Stockholder’s obligations hereunder. Such Key Stockholder that is an individual has the requisite legal capacity to execute and deliver this Agreement, and to perform such Key Stockholder’s obligations hereunder. This Agreement been duly authorized and duly executed and delivered by such Key Stockholder and constitutes the legal, valid and binding obligation of such Key Stockholder, enforceable against such Key Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

4.2 No Conflicts or Consents. The execution and delivery of this Agreement by such Key Stockholder does not and will not, and the performance of this Agreement by such Key Stockholder will not: (a) to such Key Stockholder’s knowledge, conflict with or violate any Law or Order applicable to such Key Stockholder or by which such Key Stockholder is bound; or (b) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Transferred Assets pursuant to, any Contract to which such Key Stockholder is a party, other than this Agreement.

4.3 Due Organization, Etc. If such Key Stockholder is an Entity: (a) such Key Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized; (b) the execution and delivery of this Agreement by such Key Stockholder have been duly authorized by all necessary action on the part of the board of directors of such Key Stockholder or other Persons performing similar functions; and (c) the execution and delivery of this Agreement by such Key Stockholder does not and will not, and the performance of this Agreement by such Key Stockholder will not, (i) result in or constitute any breach of or default under the organizational documents of such Key Stockholder, or (ii) require the approval of holders of voting or equity interests in such Key Stockholder.

4.4 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, Proceeding or investigation pending or, to the knowledge of such Key Stockholder, threatened against such Key Stockholder that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing. Such Key Stockholder is not subject to any Order that, individually or in the aggregate, would impair or delay the ability of such Key Stockholder to effect the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof that each of the following statements is true, correct, and complete:

5.1 Due Organization. Buyer is an organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation with necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Buyer is qualified, authorized, registered or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its assets owned or used or the nature of its activities would make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer.

5.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations hereunder and the consummation of the Transaction have been duly and validly authorized by all necessary corporate action on the part of Buyer. The board of directors of Buyer (at a meeting duly called and held or pursuant to unanimous written consent) has (i) unanimously determined that the Transaction is advisable and in the best interests of Buyer and its stockholders, and (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by Buyer and unanimously approved the Transaction. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

5.3 No Violations; Consents. Except as set forth in Schedule 5.3, neither the execution, delivery or performance of this Agreement or the Escrow Agreement, nor the consummation of the Transaction will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the Governing Documents of Buyer; (b) contravene, conflict with or result in a violation of, or give any Government Entity or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Laws or any Order to which Buyer, or any of the assets owned or used by Buyer, is subject; or (c) result in a breach of, or result in a default under, any provision of any material contract of Buyer that would, individually or in the aggregate, impair or delay Buyers’ ability to perform their obligations hereunder. Except as set forth in Schedule 5.3, Buyer has not, is or will be required to make any filing with or give any notice to, or to obtain any Authorizations from, any Person in connection with (x) the execution, delivery or performance of this Agreement or the Transaction, or (y) the consummation of the Transaction.

5.4 Financial Advisor. Except with respect to Cowen, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Parent or Buyer.

5.5 Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, Proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing. Buyer is not subject to any Order that, individually or in the aggregate, would impair or delay the ability of Buyer to effect the Closing.

ARTICLE VI

COVENANTS

6.1 Tax Matters.

(a) Seller Liability for Taxes. Sellers shall be liable for (i) any Taxes imposed with respect to the Business or any Transferred Assets for the Pre-Closing Tax Period and (ii) Losses directly or indirectly relating to or arising out of any Liability for Taxes imposed with respect to the Business or any Transferred Assets for the Pre-Closing Tax Period.

(b) Buyer Liability for Taxes. Buyer shall be liable for (i) any Taxes imposed with respect to the Business or any Transferred Assets for any Post-Closing Tax Period and (ii) Losses directly or indirectly relating to or arising out of any Liability for Taxes imposed with respect to the Business or any Transferred Assets for any Post-Closing Tax Period.

(c) Proration of Taxes. All personal property Taxes, real property Taxes, and similar ad valorem obligations levied with respect to the Transferred Assets or Business for a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. All other Taxes (including sales, use, value added, goods and services and other similar Taxes, employment Taxes, withholding Taxes, and any Tax based on or measured by income, receipts or profits) attributable to the ownership and operation of the Business and the Transferred Assets for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on a deemed “closing of the books” at the close of the Closing Date.

(d) Tax Returns. Except as provided in Section 6.1(f), if either party shall be liable hereunder for any portion of the Tax shown due on any Tax Returns required to be filed by the other party,

the party preparing such Tax Return shall deliver a copy of the relevant portions of such Tax Return to the party so liable for its review and approval not less than thirty (30) days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). If the parties disagree as to any item reflected on any such return, the applicable Seller shall determine how the disputed items are reflected, if at all, unless such returns relate solely to Taxes for which Buyer is liable hereunder, in which case Buyer shall make the determination. Within a reasonable period, Sellers, on the one hand, and Buyer, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.1, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other party within 10 days after delivery of such statement.

(e) Location of Transferred Assets. The current location of each of the Transferred Assets is set forth on Appendix 1.1(e).

(f) Transfer Taxes. All federal, state, provincial, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that maybe imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be paid one-half (1⁄2) by Buyer and one-half (1⁄2) by Sellers. Sellers shall take all reasonable measures to minimize the amount of Transfer Taxes resulting from the Transaction. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use its Best Efforts to provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Such Tax Returns shall be prepared consistent with the Allocation Schedule. Buyer and Sellers shall cooperate in the timely completion and filing of all such Tax Returns.

(g) Contest Provisions. Sellers and Buyer shall promptly notify the others in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for a Pre-Closing Tax Period for which such other party (or such other party’s Affiliates) may be liable hereunder (a “Tax Contest”). Sellers shall control any Tax Contest relating to Taxes of Integrity and/or Fusion (a “Seller Tax Contest”). Buyer shall be entitled to participate, at their own expense, in the defense of any Seller Tax Contest, and to employ counsel of their choice. Sellers shall not resolve any such Seller Tax Contest without first obtaining the consent of Buyer, which shall not be unreasonably withheld, conditioned, or delayed. For any other Tax Contest, Sellers shall be entitled to participate at their expense in the defense of any Tax audit or administrative or court Proceeding relating to Taxes for which they may be liable, and to employ counsel of their choice. Buyer shall not resolve any such other Tax Contest without first obtaining the consent of Sellers, which shall not be unreasonably withheld, conditioned, or delayed.

(h) Assistance and Cooperation. After the Closing Date, the parties shall cooperate fully in the preparation of any Tax Returns and in relation to preparing for any Tax audits, or disputes with taxing authorities regarding, any Tax Returns and payments of Tax in respect thereof. Each party shall furnish the other with copies of all relevant documents reasonably necessary for the preparation of any Tax Return and all correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes and all documents reasonably necessary to the conduct of any Tax Proceeding or response to any information request with respect to Taxes.

6.2 Employee Matters.

(a) Prior to the Closing Date, and effective as of the day immediately after the Closing Date, Buyer or one of its Affiliates shall offer employment to each of the Target Business Employees. Buyer may, with the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), at any time within one hundred twenty (120) days following the Closing Date, offer employment to any Business Employee who is not a Target Business Employee.

(b) Each Business Employee who accepts Buyer’s (or one of its Affiliates’) offer of employment and who becomes an employee of Buyer (or one of its Affiliates) in accordance with the terms and conditions of the offer (either at the Closing Date or within one hundred twenty (120) days following the Closing Date) shall be a “Transferred Employee.” Sellers agree to release all Business Employees from the notice periods and any continuing obligations arising under applicable Law and any employment agreement between Sellers and such Business Employees, except any continuing obligations related to confidentiality, non-use, or assignment to the extent the same are not Related to the Business, that each Transferred Employee who is a Target Business Employee shall be deemed to have resigned from their employment with Sellers effective as of the Closing and that each Transferred Employee who is not a Target Business Employee shall be deemed to have resigned from their employment with Sellers effective as of the date notice of such resignation is provided to Sellers. To the extent not prohibited by Law, within five (5) days after the date any Business Employee becomes a Transferred Employee, Sellers shall deliver to Buyer copies of all such Transferred Employees’ Records.

(c) Sellers shall remain solely responsible for and will discharge any and all Liabilities in respect of the Transferred Employees and any employees of Sellers and their Affiliates that are not Transferred Employees, including all obligations and Liabilities for wages, severance pay, long service pay, termination pay, accrued and unused vacation pay or accrued and unused leave to which any Transferred Employee and any employee of Sellers and their Affiliates that is not a Transferred Employee is entitled as of the date such Transferred Employee is deemed to have resigned pursuant to Section 6.2(b), notice of termination of employment or pay in lieu of such notice or damages for wrongful dismissal, bonuses, retention payments, variable or incentive compensation, stock options or stock purchase plan and Benefits Plan claims, to the extent (i) in respect of any Transferred Employee, that such Liabilities arise from facts or circumstances occurring up to and including the date such Transferred Employee is deemed to have resigned pursuant to Section 6.2(b), or (ii) in respect of any employee of Sellers and their Affiliates that is not an Transferred Employee, regardless of whether such Liabilities arise from facts or circumstances occurring prior to, on or after the Closing Date, including in each case any such obligations and Liabilities that may arise out of or result from the Transaction, and all such Liabilities shall be Excluded Liabilities for all purposes under this Agreement.

(d) No provision of this Agreement shall create any third-party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer or under any Benefit Plan which Buyer may maintain, or otherwise.

6.3 Non-Solicitation/Non-Competition.

(a) Each Seller agrees that for the period commencing on the Closing Date and expiring on the second (2nd) anniversary of the Closing Date neither it nor any of its Affiliates will directly or indirectly (i) induce or encourage any Business Employee to reject Buyer’s offer of employment or to accept any other position or employment, (ii) solicit for employment or any similar arrangement any Transferred Employee or (iii) hire or knowingly assist any other Person in hiring any Transferred Employee; provided, however, that this Section 6.3(a) shall not prohibit general solicitations for employment through advertisements or other means.

(b) Each Seller agrees that for the period commencing on the Closing Date and expiring on the third (3rd) anniversary of the Closing Date neither it nor any of its Affiliates shall engage,

either directly or indirectly, alone or with others, as stockholders or otherwise in any business that competes with the Business (together, a “Competing Business”); provided, however that nothing in this Section 6.3(b) shall preclude Sellers or any of their Affiliates from owning up to one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market as a passive investment. For the avoidance of doubt, nothing in this Section 5.3 will prevent a Seller from (i) operating such Seller’s existing lines of business other than the Business, or (ii) selling all or substantially all of its assets to a Competing Business.

6.4 Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the Transaction. Without limiting the generality of the foregoing, (a) to the extent that Buyer or Sellers discover following Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, Sellers shall hold such assets in trust for the sole and exclusive benefit of Buyer and shall or shall cause their Affiliates immediately to assign and transfer to Buyer all right, title and interest in such asset, (b) Sellers shall cooperate with the reasonable requirements of Buyer in connection with satisfying the Assumed Liabilities so as to permit the orderly transition of the Business from operation by Sellers to Buyer, including with respect to the transfer and migration of payment accounts to Buyer (to the extent permitted by applicable Law), and (c) Sellers shall provide Buyer all documents, calculations and other materials reasonably requested by Buyer to enable Buyer to complete any tax or accounting analysis related to the Transactions.

6.5 Confidentiality. From and after the Closing Date, Sellers shall hold, and shall cause their respective Affiliates and Representatives to hold, in confidence any and all information, whether written or oral, concerning any Transferred Assets or the Business, including any information relating to or connected with customers or suppliers of the Business, the financial, economic and other terms of the Transaction, and any information delivered to Sellers or their respective Affiliates or Representatives pursuant to this Agreement or the Escrow Agreement, as well as the terms of this Agreement (collectively, “Confidential Information”), except to the extent that Sellers can show that such information (a) is generally available to and known by the public without any breach of this Section 6.5 by Sellers, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) is disclosed with Buyer’s prior written approval; (d) is disclosed pursuant to the requirement of a court, administrative agency, Government Entity, or Seller-Regulatory Organization or in connection with any dispute resolution Proceedings between the parties after the Closing; or (e) is disclosed pursuant to applicable Law. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, Sellers shall promptly first notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed; provided, however, if requested by Buyer in writing, Sellers shall use their Best Efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The parties will reasonably cooperate, each at its own expense, in any required disclosure, filing or registration, including any confidential treatment request, and will execute all documents reasonably required in connection therewith. In the event of a breach of the obligations hereunder by Sellers, Buyer, in addition to all other available remedies, shall be entitled to injunctive relief to enforce the provisions of this Section 6.5 in any court of competent jurisdiction. Sellers and Buyer hereby acknowledge and agree that, to the extent this Agreement conflicts with the Confidentiality Agreement, this Agreement supersedes the Confidentiality Agreement. The Confidentiality Agreement shall otherwise continue in full force and effect.

6.6 Intellectual Property Non-Assertion. Each Seller agrees that neither it nor any of its Affiliates shall assert any claim arising under any Intellectual Property Rights owned or controlled by it or any of its Affiliates against Buyer or any of its Affiliates or any of their employees, successors or assigns, wherein such claim is based in whole or in part on any feature, functionality or use of the Transferred Assets existing as of the Closing Date.

6.7 Assistance in Proceedings. Until the seventh (7th) anniversary of the Closing Date, Sellers will reasonably cooperate with Buyer and their counsel, at Buyer’s sole costs and expense (but subject to the provisions of ARTICLE VII), in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding (other than in connection with Proceeding between the parties hereto) involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, practice, situation or transaction on or before the Closing Date involving or relating to the Business, the Transaction or the Escrow Agreement.

6.8 Customer and Other Business Relationships. Until the first (1st) anniversary of the Closing Date, Sellers will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to the Closing and relating to the Business, including relationships with Regulatory Authorities, licensors, customers, suppliers and others. Sellers will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships. Sellers will refer to Buyer all inquiries relating to the Business. Neither Sellers nor any of their Affiliates shall take any action intended to materially diminish the value of the Transferred Assets after the Closing or that would materially interfere with such Transferred Assets and the business of Buyer to be engaged in after the Closing, including disparaging the Business or the name or business of Buyer. No Seller or any of its Affiliates shall use or otherwise conduct any business using the REMI Robotic Navigation System name from and after the Closing Date.

6.9 Transition Assistance. Until the earlier of (a) the date that is sixty (60) days following the Closing Date and (b) the date that Buyer provides written notice that such services are no longer required, Sellers, for the benefit and at the reasonable direction of Buyer, will use commercially reasonable efforts to: (i) preserve intact the present Business, and preserve and transition to Buyer the relationships with suppliers and other service providers necessary to the Business, (ii) make such employees of Sellers available to Buyer for the purpose of responding to Buyer’s reasonable questions regarding the operation of the Transferred Assets, including without limitation the Business IP, and (iii) take such other reasonable actions as Buyer may reasonably request in order to satisfactorily complete the integration and transition of the Business from Sellers to Buyer (collectively, the “Services”). The Services shall be provided in a manner substantially similar to the like services that were performed by Sellers or its Affiliates in the operation of the Business immediately prior to the Closing Date. Sellers will perform the Services using the same degree of care that were used in providing the Services for their own purposes immediately prior to the Closing. Sellers and Buyer will cooperate to effect a smooth and orderly transition of the Business and provision of the Services provided hereunder from Sellers to Buyer.

6.10 Release of Encumbrances. Within seven (7) days after the Closing, Sellers shall duly and properly file, or caused to be filed, in form and substance reasonably acceptable to Buyer, any and all documents or other items necessary to provide for the release of all Encumbrances on the Transferred Assets, in each case together with all required supporting documentation with the United States Patent and Trademark Office or the United States Copyright Office to release any Encumbrances filed therewith, and, as soon as reasonably possible after the Closing, but in any event within thirty (30) days after the Closing, shall provide evidence, in form and substance reasonably acceptable to Buyer, of the release of all such Encumbrances, including public notification of the release of all such Encumbrances published by the United States Patent and Trademark Office and the United States Copyright Office.

6.11 Continuing Obligations. Each of the Key Stockholders agrees to not take any action that could reasonably be expected to prevent, hinder or delay Sellers performance of their respective obligations under this Agreement.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

7.1 Survival of Representations; Sole Remedy.

(a) The representations and warranties of (i) Sellers and Key Stockholders set forth in this Agreement (including the representations and warranties set forth in ARTICLE III and ARTICLE IV), other than the Specified Representations, and (ii) Buyer set forth in this Agreement (including the representations and warranties set forth in ARTICLE V), other than the Specified Representations, shall survive the Closing and expire on the Expiration Date. The Specified Representations shall expire on the sixtieth (60th) day following the expiration of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of Sellers, the Key Stockholders, and Buyer shall survive and continue in accordance with their terms until performance (or until the applicable statute of limitations has expired, if no term for performance is satisfied) (each survival period set forth in this Section 7.1, a “Survival Period”). Notwithstanding anything to the contrary set forth in this Section 7.1, (1) if, at any time on or prior to the expiration of the applicable Survival Period, any Indemnitee (acting in good faith) delivers to the applicable Indemnifying Party a Notice of Indemnification Claim alleging the existence of an inaccuracy in or a breach of any representation, warranty, covenant or agreement, and asserting a claim for recovery under this ARTICLE VII based on such inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved and (2) the obligations of any Indemnifying Party for any claim based on willful misrepresentation, willful breach, willful misconduct or fraud shall survive the Closing indefinitely.

(b) The remedies set forth in this ARTICLE VII shall be the sole and exclusive remedies of any Buyer Indemnitee from and after the Closing Date with respect to any and all matters covered by this Agreement or any certificate delivered at Closing by or on behalf of any party hereto, or the negotiation, execution or performance of this Agreement or any certificate delivered at Closing by or on behalf of any party hereto, or the Transaction, except, in each case, for (i) any parties rights to enforce the provisions of Sections 8.3 and 8.4, (ii) claims arising out of or resulting from fraud and (iii) the remedies of injunctive relief or other equitable remedy. Except with respect to (i) any parties rights to enforce the provisions of Sections 8.3 and 8.4, (ii) claims arising out of or resulting from fraud and (iii) the remedies of injunctive relief or other equitable remedy, from and after the Closing Date, each party hereto, on behalf of itself and its Affiliates and their respective directors, managers, equity holders, officers, employees, successors, assigns, estates and heirs, covenants and agrees not to bring any Proceeding against any other party hereto (or Affiliate thereof) that in any way allegedly or actually arises from, or relates to, directly or indirectly, this Agreement, any certificate delivered at Closing by or on behalf of any party hereto and/or the negotiation, execution or performance of this Agreement, any certificate delivered at Closing by or on behalf of any party hereto or the Transaction, other than pursuant to and in accordance with the remedies provided for in this ARTICLE VII, and each such party, on behalf of itself, its Affiliates and their respective directors, managers, equity holders, officers, employees, successors, assigns, estates and heirs, further covenants and agrees that this Section 7.1(b) is a bar to any such claim, cause of action, or Proceeding. The provisions of this ARTICLE VII (including this Section 7.1(b)) were specifically bargained for among the parties and were relied on and taken into account by the parties in arriving at the Purchase Price and the terms and conditions of this Agreement and the Transaction.

7.2 Indemnification of Buyer Indemnitees.

(a) Without limiting the rights of any Buyer Indemnitee under this Section 7.2, but subject to the applicable limitations set forth in this ARTICLE VII, from and after the Closing Date, Sellers shall, jointly and severally, indemnify, defend and hold harmless each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Losses which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty set forth in ARTICLE III;

(ii) any breach of any covenant or obligation of Sellers under this Agreement;

(iii) any claim asserted by any Person who held or claims to have held, stock, options, warrants, convertible notes or other equity securities of either Seller prior to Closing relating to or arising from events, facts or circumstances existing prior to Closing that is based upon such Person’s ownership or rights of ownership in any stock, options, warrants, convertible notes or other equity securities of such Seller;

(iv) any claims by any Person to any portion of the Purchase Price; or

(v) any Proceeding initiated by a third party relating to any of the foregoing.

(b) Without limiting the rights of any Buyer Indemnitee under this Section 7.2, but subject to the applicable limitations set forth in this ARTICLE VII, from and after the Closing Date, each Key Stockholder shall, severally among the Key Stockholders and not jointly, indemnify, defend and hold harmless each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Losses which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty of such Key Stockholder set forth in ARTICLE IV;

(ii) any breach of any covenant or obligation of such Key Stockholder under this Agreement; or

(iii) any Proceeding initiated by a third party relating to any of the foregoing.

7.3 Indemnification of Seller Indemnitees. Subject to the applicable limitations set forth in this ARTICLE VII, from and after the Closing Date, Buyer shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Losses which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a) any inaccuracy in or breach of any representation or warranty set forth in ARTICLE V;

(b) any breach of any covenant or obligation of Buyer under this Agreement; or

(c) any Proceeding initiated by a third party relating to any of the foregoing.

7.4 Certain Limitations.

(a) Applicability of Basket. In addition to the other limitations set forth in this ARTICLE VII, (i) no Buyer Indemnitee shall be entitled to recover any Losses for which such Buyer Indemnitees may be entitled pursuant to Section 7.2(a)(i) until such time as and only to the extent that the total amount of all such indemnifiable Losses that have been suffered or incurred by any one or more of the Buyer Indemnitees exceeds in the aggregate $150,000 (the “Basket”), and thereafter, Buyer Indemnitees shall be entitled to recover Losses from the first dollar, and (ii) no Seller Indemnitee shall be entitled to recover any Losses for which such Seller Indemnitees may be entitled pursuant to Section 7.3(a) until such time as and only to the extent that the total amount of all such indemnifiable Losses that have been suffered or incurred by any one or more of the Buyer Indemnitees exceeds the Basket, and thereafter, Seller Indemnitees shall be entitled to recover Losses in excess of the Basket.

(b) Applicability of Cap. In addition to the other limitations of this ARTICLE VII, (i) Buyer Indemnitees shall not be entitled to recover any Losses for which such Buyer Indemnitees may be entitled pursuant to Section 7.2(a)(i) and/or Section 7.2(b)(i) in an amount exceeding the Cap, and (ii) Seller Indemnitees shall not be entitled to recover any Losses for which such Seller Indemnitees may be entitled pursuant to Section 7.3(a) in an amount exceeding the Cap.

(c) Notwithstanding any other provision herein to the contrary, the amount of Losses that any Indemnitee may recover for indemnification pursuant to this Agreement shall be offset, on a dollar for dollar basis, net of any Taxes thereon and any costs incurred by any Indemnitees in seeking collection thereof and premium increases resulting therefrom, against any amounts received by such Indemnitee (or its Affiliates) in respect of the Losses forming the basis of such claim for recovery from a third party pursuant to any indemnification or other similar right or any applicable insurance policy. Each party hereby agrees to use all commercially reasonable efforts to claim for and obtain recovery of any such available insurance, indemnification, contribution or similar payment. If any Indemnitee receives such amount from such third party subsequent to a recovery for indemnification under this Agreement, the applicable Indemnitee will promptly remit such offset amount to the Indemnifying Parties hereunder.

(d) Notwithstanding any other provision herein to the contrary, neither Sellers, on the one hand, or Buyer, on the other hand, shall be required to indemnify, defend or hold harmless any Buyer Indemnitee or Seller Indemnitee, as applicable, against or reimburse any Buyer Indemnitee or Seller Indemnitee, as applicable, for any Losses to the extent any Buyer Indemnitee or Seller Indemnitee, as applicable, has been indemnified or reimbursed for such amount under any other provision of this Agreement or any other agreement with Sellers, on the one hand, or Buyer, on the other hand, in respect of the same subject matter.

(e) Notwithstanding any other provision herein to the contrary, none of the limitations described in this Section 7.4 shall apply to any claims based on willful misrepresentation, willful breach, willful misconduct or fraud.

7.5 No Contribution. Each Seller waives, and acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), and shall cause their Affiliates and their respective Representatives not to assert, any right of contribution, or other right or remedy against Buyer in connection with any indemnification obligation or any other Liability to which such Seller may become subject under or in connection with this Agreement. For the avoidance of doubt, the parties acknowledge and agree that this Section 7.5 shall not limit Buyer’s indemnification obligations and Sellers’ rights rising under Section 7.3.

7.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which any Indemnitee may be entitled to be indemnified pursuant to this ARTICLE VII (each, a “Third Party Claim”), the following shall apply:

(a) The applicable Indemnitee shall promptly notify (such notice, the “Third Party Claim Notice”) the applicable Seller (in the case of indemnification sought by a Buyer Indemnitee) or Buyer (in the case of indemnification sought by an Seller Indemnitee) after such Indemnitee receives written notice of such Third Party Claim (it being understood that any failure by any Indemnitee to so notify shall have no effect on such Indemnitee’s ability to recover Losses pursuant to this ARTICLE VII, except to the extent that the applicable Indemnifying Party is prejudiced thereby; provided that such Third Party Claim Notice has been delivered within the applicable Survival Period for such claim). Such Third Party Claim Notice shall describe in reasonable detail the facts giving rise or that could reasonably be expected to give rise to the claim for indemnification hereunder that is the subject of the Third Party Claim Notice, the amount and the method of computation of the amount of such claim, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim described in the Third Party Claim Notice. The Indemnifying Party, at its sole expense, shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably acceptable to the applicable Indemnitee; provided, that the Indemnitee may participate in such defense through counsel chosen by such Indemnitee and paid at its own expense. If the Indemnifying Party so proceeds with the defense of any such Third Party Claim, then the applicable Indemnitee shall make available to the Indemnifying Party any documents and materials that the Indemnifying Party determines in good faith may be necessary to the defense of such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to control the defense of a Third Party Claim (and the Indemnitee shall be entitled to maintain or assume control of the defense of such Third Party Claim and all costs and expenses (including reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses) of defending such Third Party Claim shall constitute indemnifiable Losses) if (i) the Third Party Claim involves a demand or request for relief other than monetary damages, (ii) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding, (iii) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects, (iv) the Third Party Claim seeks an injunction or other equitable relief against the Indemnitee, (v) the Third Party Claim involves Taxes, or (vi) the Indemnifying Party, at any time, fails to vigorously prosecute or defend such Third Party Claim.

(b) The Indemnifying Party shall have the full right to settle, adjust or compromise such Third Party Claim; provided, however, that (i) except for the settlement of a Third Party Claim that involves (A) no obligation of any Indemnitee other than the payment of money to be paid by the Indemnifying Party pursuant to (and subject to the limitations of) this Agreement and (B) a release from all Liability in favor of the Indemnitee, the Indemnifying Party shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed; and (ii) the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a Third Party Claim that does not include a release of the Indemnitee from all Liability in respect of such Third Party Claim.

(c) If the Indemnifying Party does not elect to proceed with the defense of any such Third Party Claim or does not reasonably diligently prosecute such defense, the Indemnitee shall (at the sole expense of the Indemnifying Party) proceed with the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnitee; provided that (i) the Indemnifying Party shall be entitled to a right to participate in any such Third Party Claim at its own cost and expense; (ii) except for the settlement of a

Third Party Claim that involves (A) no obligation of any Indemnifying Party other than the payment of money pursuant to (and subject to the limitations of this ARTICLE VII) and (B) a release from all Liability in favor of the Indemnifying Party, the Indemnitee shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (iii) the Indemnitee may not consent to entry of any judgment or enter into any settlement in respect of a Third Party Claim that does not include a release of the Indemnifying Party from all Liability in respect of such Third Party Claim.

(d) The party controlling the defense of any Third Party Claim (the “Controlling Party”) shall (i) permit the other applicable parties (collectively, the “Non-Controlling Party”) to participate, at their own expense, in the defense of such Third Party Claim, (ii) conduct the defense of such Third Party Claim with reasonable diligence and keep the Non-Controlling Party reasonably informed of material developments in such Third Party Claim at all stages thereof, (iii) promptly submit to the Non-Controlling Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (iv) permit the Non-Controlling Party and its counsel to confer on the conduct of the defense thereof and (v) permit the Non-Controlling Party and its counsel an opportunity to review all legal papers to be submitted prior to their submission and consider in good faith any comments from the Non-Controlling Party and its counsel thereto.

7.7 Indemnification Claims.

(a) If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Losses for which it is or may be entitled to be indemnified under this ARTICLE VII, such Indemnitee may deliver a notice to the applicable Indemnifying Party (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “Indemnification Claim”), which shall (i) state that such Indemnitee believes that there is or has been a possible inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be indemnified under this ARTICLE VII, (ii) contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible inaccuracy or breach or that such Indemnitee may otherwise be entitled to be indemnified, (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Losses that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”), and (iv) specify the applicable provision of Section 7.2(a) (a “General Indemnity Claim”), Section 7.2(b) (a “Key Stockholder Claim”) or Section 7.3 (a “Buyer Claim”), as applicable, for which the Indemnification Claim described in such notice is being made by such Indemnitee.

(b) During the thirty (30)-day period commencing upon the delivery by an Indemnitee to the applicable Indemnifying Party of a Notice of Indemnification Claim (the “Dispute Period”), the applicable Indemnifying Party shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Indemnifying Party to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnifying Party asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Indemnifying Party shall be conclusively and irrevocably deemed to have agreed that the Claimed Amount is owed to the Indemnitee.

(c) If the Indemnifying Party delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, or if the Indemnifying Party does not deliver a Response Notice to the Indemnitee during the Dispute Period, then, within three (3) days following the delivery of such Response Notice to the Indemnitee:

(i) if the Indemnification Claim is a General Indemnity Claim, then Buyer and Sellers shall instruct the Escrow Agent to release to Buyer from the Escrow Fund the full Claimed Amount, provided, however, that if the General Indemnity Claim exceeds the amount remaining in the Escrow Fund, then, Sellers shall pay, jointly and severally, to the Buyer Indemnitees, the remaining amount of the Claimed Amount;

(ii) if the indemnification claim is a Key Stockholder Claim, then the applicable Key Stockholder shall pay to the Buyer Indemnitees, the full Claimed Amount; or

(iii) if the Indemnification Claim is a Buyer Claim, then Buyer shall pay to Sellers, the full Claimed Amount.

(d) If the Indemnifying Party delivers a Response Notice during the Dispute Period to the Indemnitee agreeing that less than the full Claimed Amount is owed to the Indemnitee, then, within three (3) days following the delivery of such Response Notice to the Indemnitee:

(i) if the Indemnification Claim is a General Indemnity Claim, then Buyer and Seller shall instruct the Escrow Agent to release to Buyer from the Escrow Fund the Agreed Amount, provided, however, that if the General Indemnity Claim exceeds the amount remaining in the Escrow Fund, then, Sellers shall pay, jointly and severally, to the Buyer Indemnitees, the remaining amount of the Agreed Amount;

(ii) if the indemnification claim is a Key Stockholder Claim, then the applicable Key Stockholder shall pay to the Buyer Indemnitees, the Agreed Amount; or

(iii) if the Indemnification Claim is a Buyer Claim, then Buyer shall pay to Sellers, the full Agreed Amount.

(e) If the Indemnifying Party delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Indemnifying Party and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnifying Party resolve such dispute in writing, then their resolution of such dispute shall be binding on Sellers, the Key Stockholders, Buyer and the applicable Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnifying Party. Within three (3) days after the execution of such settlement agreement:

(i) If the Indemnification Claim is a General Indemnity Claim, Buyer and Sellers shall instruct the Escrow Agent to release to Buyer from the Escrow Fund the Stipulated Amount, subject to the Cap and the remaining amounts of the Escrow Fund, provided, however, that subject to the Cap if the General Indemnity Claim exceeds the amount remaining in the Escrow Fund, then, Sellers shall pay, jointly and severally, to the Buyer Indemnitees, the remaining amount of the Stipulated Amount;

(ii) if the indemnification claim is a Key Stockholder Claim, then the applicable Key Stockholder shall pay to the Buyer Indemnitees, the Stipulated Amount; or

(iii) if the Indemnification Claim is a Buyer Claim, then Buyer shall pay to Sellers, the full Stipulated Amount.

(f) If the Indemnifying Party and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the thirty (30)-day period commencing upon the delivery of the Response Notice (the “Initial Resolution Period”), then either the Indemnitee or the Indemnifying Party may submit such dispute to binding arbitration in San Diego County, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by Indemnitee and the Indemnifying Party; provided, however, that if Indemnitee and the Indemnifying Party fail to mutually select an arbitrator within fifteen (15) Business Days after such dispute is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The parties shall be entitled to only limited discovery at the discretion of the arbitrator, and agree that any discovery shall be completed at least ten (10) days prior to the commencement of the arbitration hearing. The decision of the arbitrator shall relate solely: (i) to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover; and (ii) to the determination of whether the Indemnitee is the prevailing party as provided below. The final decision of the arbitrator shall be furnished to the Indemnifying Party and the Indemnitee in writing, shall constitute a conclusive determination of the issues in question, binding upon Sellers, the Key Stockholders, Buyer and the applicable Indemnitee and shall not be contested by any of them. If the Indemnitee is determined by the arbitrator to be the prevailing party, then the aggregate dollar amount of the arbitrator’s award to the Indemnitee shall be increased by the amount of the reasonable expenses (including attorneys’ fees) of the Indemnitee, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). If the Indemnitee is determined by the arbitrator not to be the prevailing party and the arbitrator determines that the Indemnifying Party is the prevailing party, then any amount awarded by the arbitrator to the Indemnitee shall be reduced by the amount of the reasonable expenses (including attorneys’ fees) of the Indemnifying Party, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses), and if no amount is awarded to the Indemnitee, the Indemnitee shall reimburse the Indemnifying Party for its reasonable expenses (including attorneys’ fees) and pay the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). Within three (3) days following the receipt of the final award of the arbitrator setting forth the aggregate amount owed to the Indemnitee (the “Award Amount”):

(i) if the Indemnification Claim is a General Indemnity Claim, then Buyer and Sellers shall instruct the Escrow Agent to release to Buyer from the Escrow Fund the Award Amount, subject to the Cap and the remaining amounts of the Escrow Fund, provided, however, that subject to the Cap if the General Indemnity Claim exceeds the amount remaining in the Escrow Fund, then, Sellers shall pay, jointly and severally, to the Buyer Indemnitees, the remaining amount of the Award Amount;

(ii) if the indemnification claim is a Key Stockholder Claim, then the applicable Key Stockholder shall pay to the Buyer Indemnitees, the Award Amount; or

(iii) if the Indemnification Claim is a Buyer Claim, then Buyer shall pay to Sellers, the full Award Amount.

(g) At least five (5) Business Days before the Expiration Date, Buyer shall determine the aggregate amount, as of the Expiration Date, of the Claimed Amounts and Contested Amounts associated with all Indemnification Claims that have not been finally resolved and paid prior to such date

(the “Unresolved Claims”) and such Claimed Amounts and Contested Amounts shall continue to be held by the Escrow Agent and remain subject to the Escrow Agreement. Such Claimed Amounts and Contested Amounts are, together, referred to as the “Retained Amount”. Following the Expiration Date, within ten (10) Business Days after the final resolution of all Unresolved Claims and the delivery to all Indemnitees of all amounts to be delivered to such Persons with respect to all Unresolved Claims from the Retained Amount, if any, Buyer shall instruct the Escrow Agent to release the amount, if any, by which the Retained Amount exceeds the aggregate of all amounts delivered to Indemnitees following the Expiration Date (the “Remaining Retained Amount”) from the Escrow Fund to Sellers; subject to the Cap and the amounts remaining in the Escrow Fund, provided, however, that if the Remaining Retained Amount is less than the amount required to be delivered to the Indemnitees with respect to any Unresolved Claim, then Sellers shall, subject to the limitations set forth in this ARTICLE VII, pay, jointly and severally, to the Buyer Indemnitees, the remaining amount due.

(h) Any payment made to an Indemnitee pursuant to this ARTICLE VII shall be treated by the parties hereto, to the extent permitted by applicable Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by Sellers in the transaction contemplated by this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by email) to the street or email address set forth beneath the name of such party below (or to such other street or email address as such party shall have specified in a written notice given to the other parties hereto):

If to Buyer: 1950 Camino Vida Roble Carlsbad, California 92008 E-mail: chunsaker@atecspine.com Attention: Craig Hunsaker	Dentons Durham Jones & Pinegar P.C. 192 E 200 N, Third Floor St. George, Utah 84770 E-mail: joshua.e.little@dentons.com Attention: Joshua Little

If to Integrity: Integrity Implants Inc. d/b/a Accelus 354 Hiatt Drive, Suite 100 Palm Beach Gardens, Florida 33418 E-mail: bstone@accelusinc.com Attention: Blake Stone	with a copy to: Brown Rudnick LLP 601 13th Street NW #600 Washington, DC 20005 E-mail: asherman@brownrudnick.com Attention: Andrew Sherman

If to Fusion: Fusion Robotics, LLC c/o Integrity Implants Inc. d/b/a Accelus 354 Hiatt Drive, Suite 100 Palm Beach Gardens, Florida 33418 E-mail: bstone@accelusinc.com Attention: Blake Stone	with a copy to: Brown Rudnick LLP 601 13th Street NW #600 Washington, DC 20005 E-mail: asherman@brownrudnick.com Attention: Andrew Sherman

If to Key Stockholder: to the respective street and email addresses set forth beneath the names of the Key Stockholders on the signature pages of this Agreement.

8.2 Amendment; Waiver; Remedies Cumulative. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and each Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No notice or demand on one party will be deemed to be a waiver of any obligation of that party or the right of the party giving a notice or demand to take further action without notice or demand as provided in this Agreement. No waiver that may be given by a party will be applicable except for the specific instance for which it is given. No failure or delay by any party in exercising any right, power or privilege hereunder or thereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise expressly provided in ARTICLE VII hereof.

8.3 Equitable Remedies. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled to (a) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that no party hereto or Indemnitee shall be required to provide any bond or other security in connection with any such Order or in connection with any related Proceeding.

8.4 Specific Performance. Each Seller and Buyer each acknowledges and agrees that any breach of this Agreement or the Escrow Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Each party accordingly agrees that, in addition to other rights or remedies, each party shall be entitled to enforce the terms of this Agreement and the Escrow Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain preliminary, temporary and permanent injunctive relief against any breach or threatened breach of this Agreement or the Escrow Agreement, without posting any bond or other undertaking.

8.5 No Assignment or Benefit to Third Parties. None of Buyer, any Key Stockholder or Sellers may assign any of their rights or delegate any of their obligations under this Agreement, by operation of Law or otherwise, without the prior written consent, which is not to be unreasonably delayed, conditioned, or withheld, of the other parties, that is either Seller consenting to an assignment by Buyer or Buyer consenting to an assignment by either Seller, as applicable, except as provided in Section 8.9 and except that Buyer may (i) assign any and all of its rights under this Agreement or the Escrow Agreement to one or more of their Affiliates or (ii) collaterally assign its rights under this Agreement or the Escrow Agreement to any lender of Buyer or any of its Affiliates. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal Representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than Buyer, Sellers, the Indemnitees and their respective successors, legal Representatives and permitted assigns, any legal or equitable right, remedy or claim under or by reason of this Agreement. For the avoidance of doubt, no provision of this Agreement confers rights or remedies upon any employee of Sellers or their Affiliates, or any Transferred Employee, except as otherwise explicitly set forth herein.

8.6 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the Transaction.

8.7 Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Transaction.

8.8 Entire Agreement. This Agreement (including the Disclosure Schedules, all Appendices, Schedules and Exhibits hereto and other documents delivered pursuant hereto) and the Escrow Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters (including any letter of intent between Parent and Seller, except as otherwise provided herein, and the Confidentiality Agreement).

8.9 Fulfillment of Obligations. Any obligation of Buyer to any other party under this Agreement, or the Escrow Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of Buyer, shall be deemed to have been performed, satisfied or fulfilled by Buyer. Any obligation of either Seller to any other party under this Agreement or the Escrow Agreement, which obligation is performed, satisfied or fulfilled completely by the other Seller or an Affiliate of either Seller, shall be deemed to have been performed, satisfied or fulfilled by the applicable Seller.

8.10 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties is listed, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to the Transaction unless specifically approved in advance by Buyer, such approval not to be unreasonably delayed, conditioned or withheld. Sellers and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the Transaction, and Buyer will have the right to approve and be present for any such communication, such approval or requirement of presence not to be unreasonably delayed, conditioned or withheld.

8.11 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware (without giving effect to principles of conflicts of Laws).

(b) Except as otherwise provided in Section 7.7, any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in San Diego County, California. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in San Diego County, California; (ii) agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in San Diego County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

8.12 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR

INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE TRANSACTION, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE (INCLUDING ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF). THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in pdf, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

8.15 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

8.16 No Construction Against Drafter. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. This Agreement is being entered into between competent Persons, who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement will be construed as if drafted collectively by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.17 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.18 Disclosure Schedules. The Disclosure Schedules (and any update thereto delivered pursuant to ARTICLE III) shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the applicable matter, document, item or other information disclosed in any numbered or lettered part shall be deemed to relate to, qualify and constitute exceptions to the particular representation, warranty or covenant set forth in the corresponding numbered or lettered section herein, and shall be deemed to relate to, qualify, and constitute exceptions to, any other representation, warranty or covenant set forth herein to the extent such matter, document, item or information (a) is cross referenced in a Disclosure Schedule applicable to such other representation, warranty or schedule, or (b) it is reasonably apparent from the face of the disclosure that the disclosure contained in such parts contains information regarding the subject matter of such other representation, warranty or covenant contained herein. No matter, document, item or other information disclosed on any Disclosure Schedule shall be deemed to constitute any additional representation, warranty, covenant or agreement or to expand the scope or effect of any representation, warranty, covenant or agreement of any party hereto, except to the extent expressly contemplated therein. Unless expressly called for by the applicable provision of this Agreement, mere inclusion of any matter, document, item or other information in any part of any Disclosure Schedule shall not be deemed or construed as an admission by the applicable disclosing party that such information (w) represents a material exception or fact, event or circumstance, (x) constitutes, or is reasonably likely to result in, a Material Adverse Effect or is material to the applicable disclosing party, (y) constitutes or is an admission of Liability, or (z) is required by this Agreement to be referenced or disclosed. No disclosure in any Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. References to any document contained in any Schedule are not intended to summarize or describe such document, but rather are for convenience only and reference is made to such document for a full explanation thereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

ALPHATEC SPINE, INC.,

a California corporation

By: /s/ TODD KONING

Name: Todd Koning

Title: Chief Financial Officer

INTEGRITY IMPLANTS INC.,

a Delaware corporation

By: /s/ KEVIN MCGANN

Name: Kevin McGann

Title: President and Chief Executive Officer

FUSION ROBOTICS, LLC,

a Delaware limited liability company

By: /s/ KEVIN MCGANN

Name: Kevin McGann

Title: Manager

SEAGULL CAPITAL, LLC,

a Florida limited liability company

By: /s/ PATRICK WELSH

Name: Patrick Welsh

Title: Manager

Address: 2770 Indian River Boulevard, Suite 501

                Vero Beach, Florida 32960

Facsimile:

CONCORD INNOVATION FUND II, LP,

a Delaware limited partnership

/s/ JAMES T. OLSEN

By: Concord GP II, LP, as its General Partner

Signer/Title: James T. Olsen, Managing Partner

Address: 25 Deforest Avenue, Suite 108

                Summit, New Jersey 07901

Facsimile:

LUKPARTNERS, LLC,

a Delaware limited liability company

By: /s/ ALEX LUKIANOV

Name: Alex Lukianov

Title: Managing Partner

Address: 3567 S. Ocean Boulevard

                Highland Beach, Florida 33487

Facsimile:

/s/ KEVIN MCGANN

Kevin McGann

Address: 6508 Costa Circle

                Naples, Florida 34113

Facsimile:

/s/ PAMELA MCGANN

Pamela J. McGann

Address: 6508 Costa Circle

                Naples, Florida 34113

Facsimile:

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ASSET PURCHASE AGREEMENT